Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

NATIONAL BANK HOLDINGS CORPORATION,

VISTA BANCSHARES, INC. and

BRYAN WICK

solely in its capacity as the Shareholders’ Representative

_____________________

Dated as of September 15, 2025

Table of Contents

Page

Article I

THE MERGER

1.1	The Merger	1
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of Vista Common Stock	2
1.6	Dissenting Shares	3
1.7	NBHC Common Stock	4
1.8	Treatment of Vista Equity Awards and Vista Warrants	4
1.9	Articles of Incorporation of Surviving Corporation	7
1.10	Bylaws of Surviving Corporation	7
1.11	Tax Consequences	7
1.12	Bank Merger	7
1.13	Tangible Common Equity	8

Article II

EXCHANGE OF SHARES

2.1	NBHC to Make Merger Consideration Available	11
2.2	Exchange of Shares	12

Article III

REPRESENTATIONS AND WARRANTIES OF VISTA

3.1	Corporate Organization	16
3.2	Capitalization	17
3.3	Authority; No Violation	18
3.4	Consents and Approvals	19
3.5	Reports	19
3.6	Financial Statements	20
3.7	Undisclosed Liabilities	21
3.8	Broker’s Fees	21
3.9	Absence of Certain Changes or Events	22
3.10	Legal Proceedings	22
3.11	Taxes and Tax Returns	22
3.12	Employees and Employee Benefit Plans	24
3.13	Compliance with Applicable Law	28

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3.14	Certain Contracts	30
3.15	Agreements with Regulatory Agencies	32
3.16	Derivative Instruments	32
3.17	Environmental Matters	33
3.18	Investment Securities	33
3.19	Real Property	34
3.20	Intellectual Property	35
3.21	Related Party Transactions	35
3.22	Takeover Restrictions	35
3.23	Reorganization	36
3.24	Opinion	36
3.25	Vista Information	36
3.26	Loan Portfolio	36
3.27	Deposits	38
3.28	Insurance	38
3.29	No Investment Adviser or Broker-Dealer Subsidiary	38
3.30	No Other Representations or Warranties	38

Article IV

REPRESENTATIONS AND WARRANTIES OF NBHC

4.1	Corporate Organization	39
4.2	Capitalization	40
4.3	Authority; No Violation	41
4.4	Consents and Approvals	42
4.5	Reports	42
4.6	Financial Statements	43
4.7	Broker’s Fees	44
4.8	Absence of Certain Changes or Events	45
4.9	Legal Proceedings	45
4.10	Compliance with Applicable Law	45
4.11	Taxes and Tax Returns	47
4.12	Reorganization	48
4.13	Certain Contracts	48
4.14	Agreements with Regulatory Agencies	49
4.15	Derivative Instruments	49
4.16	Investment Securities	49
4.17	Related Party Transactions	50
4.18	NBHC Information	50
4.19	No Other Representations or Warranties	50

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Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	51
5.2	Vista Forbearances	51
5.3	NBHC Forbearances	55

Article VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	55
6.2	Access to Information	57
6.3	Vista Shareholder Approval.	59
6.4	Legal Conditions to Merger	60
6.5	Stock Exchange Listing	61
6.6	Employee Matters	61
6.7	Indemnification; Insurance	63
6.8	Additional Agreements	64
6.9	Advice of Changes	64
6.10	Dividends	65
6.11	Vista Acquisition Proposals	65
6.12	Public Announcements	66
6.13	Change of Method	66
6.14	Restructuring Efforts	67
6.15	Takeover Restrictions	67
6.16	Litigation and Claims	67
6.17	Vista Indebtedness	68
6.18	Corporate Governance	68
6.19	Exemption from Liability under Section 16(b)	68
6.20	Additional Actions	68

Article VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	68
7.2	Conditions to Obligations of NBHC	69
7.3	Conditions to Obligations of Vista	71

Article VIII

TERMINATION AND AMENDMENT

8.1	Termination	71
8.2	Effect of Termination	72

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Article IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	74
9.2	Amendment	74
9.3	Extension; Waiver	74
9.4	Expenses	75
9.5	Notices	75
9.6	Interpretation	76
9.7	Confidential Supervisory Information	76
9.8	Counterparts	77
9.9	Entire Agreement	77
9.10	Governing Law; Jurisdiction.	77
9.11	Waiver of Jury Trial	77
9.12	Assignment; Third-Party Beneficiaries	78
9.13	Specific Performance	78
9.14	Severability	78
9.15	Delivery by Electronic Transmission	79

EXHIBITS

Exhibit A – Significant Stockholders
Exhibit B – Bank Merger Agreement

SCHEDULES

Vista Disclosure Schedule
NBHC Disclosure Schedule

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INDEX OF DEFINED TERMS

Page

280G Equityholder Vote	62
280G Equityholders	62
Agreement	1
Appraisal Demand	4
Balance Sheet Date	20
Bank Merger	7
Bank Merger Agreement	7
Bank Merger Certificates	7
BHC Act	16
Cash Merger Consideration	2
CDB	19
Certificates of Merger	2
Chosen Courts	77
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	58
Consideration Adjustment	10
Consideration Adjustment Escrow Amount	8
Continuation Period	61
Continuing Employees	61
Cut-off Date	36
Delaware Secretary	2
Derivative Transactions	32
DGCL	1
Dispute Submissions	9
Dissenting Share	3
Effective Time	2
Employment Agreements	1
Enforceability Exceptions	18
Environmental Laws	33
ERISA	24
Escrow Agent	8
Escrow Agreement	8
Estimated Minimum Tangible Common Equity Deficit	8
Estimated Tangible Common Equity Statement	8
Exception Shares	2
Exchange Act	19
Exchange Agent	11
Exchange Fund	11
Exchange Ratio	2
FDIC	17
Federal Reserve Board	16

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Governmental Entity	19
Initial Closing Statement	8
Initial Resolution Period	9
Intellectual Property	35
IRS	22
Liens	17
Loan	36
Loan Documentation	37
Loan Tape	36
Material Adverse Effect	16
Materially Burdensome Regulatory Condition	56
Merger	1
Merger Consideration	2
Merger Consideration Value	7
Multiemployer Plan	26
Multiple Employer Plan	26
NBH Bank	7
NBHC	1
NBHC 401(k) Plan	62
NBHC Bylaws	39
NBHC Charter	39
NBHC Class B Common Stock	40
NBHC Common Stock	2
NBHC Contract	48
NBHC Disclosure Schedule	39
NBHC Regulatory Agreement	49
NBHC Reports	43
NBHC Restricted Stock Award	6
NBHC Share Closing Price	13
NBHC Subsidiary	39
Neutral Auditor	9
New Certificates	11
New Plans	61
NYSE	13
Objection Notice	9
Old Certificate	3
Parachute Payment	62
Permitted Encumbrances	34
Personal Data	28
Premium Cap	63
Proxy Statement	55
Reference Time	8
Regulation O	35
Regulatory Agencies	19
Related Parties	35
Representatives	57

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Requisite Regulatory Approvals	69
Requisite Vista Vote	18
S-4	19
SEC	19
Securities Act	43
Shareholders	8
Significant Stockholders	1
Specified Vista Restricted Stock Award	6
SRO	19
Subsequent Unaudited Monthly Financial Statements	58
Subsidiary	16
Surviving Corporation	1
Takeover Restrictions	35
Tangible Common Equity	8
Tax	24
Tax Return	24
Taxes	24
TBOC	1
TDB	19
Termination Date	72
Termination Fee	73
Texas Secretary	2
Treasury Regulations	24
Unaudited 1H 2025 Financial Statements	20
Unaudited Monthly Financial Statements	20
Vista	1
Vista 401(k) Plan	62
Vista Acquisition Proposal	65
Vista Adverse Recommendation Change	59
Vista Articles	16
Vista Audited Financial Statements	20
Vista Bank	7
Vista Benefit Plans	24
Vista Board Recommendation	59
Vista Bylaws	16
Vista Common Stock	2
Vista Contract	31
Vista Director Restricted Stock Award	5
Vista Director Stock Option	4
Vista Disclosure Schedule	15
Vista Employee Restricted Stock Award	5
Vista Employee Stock Option	5
Vista Equity Awards	7
Vista ERISA Affiliate	24
Vista Financial Statements	20
Vista Indebtedness	68

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Vista Indemnified Parties	63
Vista Leased Properties	34
Vista Meeting	59
Vista Owned Properties	34
Vista Real Property	34
Vista Real Property Leases	34
Vista Regulatory Agreement	32
Vista Restricted Stock Award	7
Vista Restricted Stock Award Consideration	5
Vista Stock Option	4
Vista Stock Option Consideration	4
Vista Stock Plans	7
Vista Subsidiary	17
Vista Warrant	6
Vista Warrant Consideration	6
Voting Agreement	1

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 15, 2025 (this “Agreement”), by and between National Bank Holdings Corporation, a Delaware corporation (“NBHC”), Vista Bancshares, Inc., a Texas corporation (“Vista”) and Bryan Wick, solely in his capacity as the “Shareholders’ Representative”.

W I T N E S S E T H:

WHEREAS, the boards of directors of NBHC and Vista have determined that it is advisable and in the best interests of their respective companies and their shareholders to enter into this Agreement, pursuant to which Vista will, subject to the terms and conditions set forth herein, merge with and into NBHC (the “Merger”), so that NBHC is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to NBHC’s willingness to enter into this Agreement, certain officers of Vista and Vista Bank (as defined herein) are entering into employment agreements (“Employment Agreements”) with NBHC and/or NBH Bank;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to NBHC’s willingness to enter into this Agreement, each stockholder of Vista listed on Exhibit A (the “Significant Stockholders”) is entering into a voting agreement pursuant to which he or she agrees to vote the issued and outstanding shares of Vista Common Stock beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby (“Voting Agreement”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I

THE MERGER

1.1            The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and the Texas Business Organizations Code, as amended (the “TBOC”), at the Effective Time, Vista shall merge with and into NBHC. NBHC shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Vista shall terminate.

1.2            Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 10:00 a.m., New York City time, on the first business day of the month immediately following the month during which the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), unless another date, time or place is agreed to in writing by NBHC and Vista; provided that the Closing shall not occur prior to January 2, 2026 without the prior written consent of NBHC and Vista. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3            Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, NBHC shall cause to be filed a certificate of merger with respect to the Merger as provided under the DGCL with the Secretary of State (the “Delaware Secretary”) of the State of Delaware and a certificate of merger with respect to the Merger as provided under the TBOC with the Secretary of State (the “Texas Secretary”) of the State of Texas (such certificates of Merger, the “Certificates of Merger”). The Merger shall become effective as of the date and time specified in the Certificates of Merger in accordance with the relevant provisions of the DGCL and the TBOC, or at such other date and time as shall be provided by applicable law (such date and time, the “Effective Time”).

1.4            Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and the TBOC and this Agreement.

1.5            Conversion of Vista Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of NBHC, Vista, or the holder of any of the following securities:

(a)            Subject to Section 2.2(e), each share of the common stock, par value $1.00 per share, of Vista issued and outstanding immediately prior to the Effective Time (“Vista Common Stock”), except for (i) shares of Vista Common Stock owned by Vista as treasury stock or otherwise owned by Vista or NBHC (in each case other than shares of Vista Common Stock (A) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties and (B) held, directly or indirectly, in respect of debts previously contracted (collectively, the “Exception Shares”)) or (ii) Dissenting Shares, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive $31.62 without interest (such consideration, the “Cash Merger Consideration”) and 3.1161 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of NBHC (the “NBHC Common Stock”) (such consideration together with the Cash Merger Consideration, the “Merger Consideration”). The Cash Merger Consideration shall be subject in all respects to Section 1.13. If a vote of NBHC’s shareholders would be required by the rules and regulations of NYSE to approve the issuance of shares of NBHC Common Stock and NBHC Restricted Stock Awards pursuant to this Agreement, the Cash Merger Consideration and Exchange Ratio shall be adjusted (to the minimum extent necessary) to increase the Cash Merger Consideration and decrease the Exchange Ratio to achieve the same economic effect as set forth in this Agreement and eliminate the requirement for such vote.

(b)            All of the shares of Vista Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Vista Common Stock) previously representing any such shares of Vista Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of a fractional share which the shares of Vista Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case without any interest thereon. Old Certificates previously representing shares of Vista Common Stock shall be exchanged for the Merger Consideration and the other amounts specified in the immediately preceding sentence, including evidence of shares in book-entry form representing whole shares of NBHC Common Stock as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of NBHC Common Stock or Vista Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration and the consideration payable pursuant to Section 1.8(e) to give holders of Vista Common Stock and Vista Restricted Stock Awards the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this sentence shall be construed to permit NBHC or Vista to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c)            Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Vista Common Stock that are owned by Vista or NBHC (in each case other than the Exception Shares) immediately prior to the Effective Time shall be cancelled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6            Dissenting Shares.

(a)            Notwithstanding any provision of this Agreement to the contrary, other than as provided in this Section 1.6, any shares of Vista Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by a holder of Vista Common Stock who (i) has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Chapter 10, Subchapter H of the TBOC and (ii) as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) (a “Dissenting Share”) shall not be converted into or represent the right to receive any portion of the consideration to be paid pursuant to Section 1.5 but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Chapter 10, Subchapter H of the TBOC. From and after the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation.

(b)            If any holder of Vista Common Stock who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Chapter 10, Subchapter H of the TBOC effectively withdraws or loses such appraisal rights (through failure to perfect or otherwise), then such shares shall no longer be Dissenting Shares and, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shares shall automatically be converted into the right to receive, without interest, the consideration to be paid pursuant to Section 1.5 with respect to such shares pursuant to and in accordance with this Agreement.

(c)            Vista shall give NBHC reasonably prompt written notice of the receipt of any written notice of any demand for appraisal for any Vista Common Stock, withdrawals of such demands or any intent to demand or withdraw the foregoing, and any other instruments served pursuant to applicable law and received by Vista that relate to any such demand for appraisal (each, an “Appraisal Demand”), and NBHC shall have the right to participate in all negotiations and proceedings with respect to any Appraisal Demand or any threatened Appraisal Demand, including those that take place prior to the Effective Time. Vista shall not voluntarily make any payment with respect to, or settle or offer to settle, any Appraisal Demand prior to the Effective Time, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such holder of Vista Common Stock as may be necessary to perfect appraisal rights under applicable law, without the prior written approval of NBHC.

1.7            NBHC Common Stock. At and after the Effective Time, each share of NBHC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.8            Treatment of Vista Equity Awards and Vista Warrants.

(a)            At the Effective Time, each option granted by Vista to purchase shares of Vista Common Stock under a Vista Stock Plan (as defined below) or otherwise that is outstanding and unexercised immediately prior to the Effective Time whether or not vested (a “Vista Stock Option”) that is held by a non-employee director of Vista (a “Vista Director Stock Option”) shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, and in exchange therefor, the holder of such cancelled Vista Director Stock Option will be entitled to receive (without interest), in consideration of the cancellation of such Vista Director Stock Option, an amount in cash (less applicable Tax withholdings pursuant to Section 2.2(g)) equal to the product of (i) the excess, if any, of the Merger Consideration Value over the per share exercise price of the applicable Vista Stock Option, multiplied by (ii) the number of shares of Vista Common Stock subject to such Vista Stock Option immediately prior to the Effective Time (the “Vista Stock Option Consideration”). At the Effective Time, any Vista Director Stock Option that has an exercise price per share of Vista Common Stock that is equal to or greater than the Merger Consideration Value shall be cancelled for no consideration and shall cease to exist. Subject to Section 2.2(g), NBHC will cause the Surviving Corporation to make all payments to former holders of Vista Director Stock Options required under this Section 1.8(a) as soon as reasonably practicable, and in any event no later than, five (5) days after the Closing Date.

(b)            At the Effective Time, each Vista Stock Option other than a Vista Director Stock Option that is outstanding and unexercised immediately prior to the Effective Time whether or not vested (a “Vista Employee Stock Option”) shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, and in exchange therefor, the holder of such cancelled Vista Employee Stock Option will be entitled to receive (without interest), in consideration of the cancellation of such Vista Employee Stock Option the Vista Stock Option Consideration. At the Effective Time, any Vista Employee Stock Option that has an exercise price per share of Vista Common Stock that is equal to or greater than the Merger Consideration Value shall be cancelled for no consideration and shall cease to exist. Subject to Section 2.2(g), NBHC will cause the Surviving Corporation to make all payments to former holders of Vista Employee Stock Options required under this Section 1.8(b) on the first regular payroll date that covers a full payroll period commencing on or after the Closing Date.

(c)            At the Effective Time, each Vista Restricted Stock Award granted prior to the date hereof that is subject to any vesting, forfeiture or other lapse restrictions granted under any Vista Stock Plan or otherwise that is held by a non-employee director and is outstanding immediately prior to the Effective Time (a “Vista Director Restricted Stock Award”) shall fully vest and, by virtue of the Merger and, without any action on the part of the holder thereof, shall be cancelled, and in exchange therefor, the holder of such cancelled Vista Director Restricted Stock Award will be entitled to receive (without interest), in consideration of the cancellation of such Vista Director Restricted Stock Award, the Merger Consideration in respect of each share of Vista Common Stock underlying such Vista Restricted Stock Award, less applicable Tax withholdings pursuant to Section 2.2(g) (the “Vista Restricted Stock Award Consideration”). Subject to Section 2.2(g), NBHC will cause the Surviving Corporation to make all payments to former holders of Vista Director Restricted Stock Awards required under this Section 1.8(c) as soon as reasonably practicable, and in any event no later than, five (5) days after the Closing Date.

(d)            At the Effective Time, each Vista Restricted Stock Award granted prior to the date hereof that is subject to any vesting, forfeiture or other lapse restrictions granted under any Vista Stock Plan or otherwise that is held by an employee and is outstanding immediately prior to the Effective Time (other than the Specified Vista Restricted Stock Award (as defined below)) (a “Vista Employee Restricted Stock Award”) shall fully vest and, by virtue of the Merger and, without any action on the part of the holder thereof, shall be cancelled, and in exchange therefor, the holder of such cancelled Vista Employee Restricted Stock Award will be entitled to receive (without interest), in consideration of the cancellation of such Vista Employee Restricted Stock Award, the Vista Restricted Stock Award Consideration. Subject to Section 2.2(g), NBHC will cause the Surviving Corporation to make all payments to former holders of Vista Employee Restricted Stock Awards required under this Section 1.8(d) on the first regular payroll date that covers a full payroll period commencing on or after the Closing Date.

(e)            Specified Vista Restricted Stock Award.

(i)            At the Effective Time, fifty percent (50%) of the Vista Restricted Stock Award set forth on Section 1.8(e) of the Vista Disclosure Schedule (the “Specified Vista Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall vest and, by virtue of the Merger and, without any action on the part of the holder thereof, shall be cancelled, and in exchange therefor, the holder of such portion of the Specified Vista Restricted Stock Award will be entitled to receive (without interest), in consideration of the cancellation of such portion of the cancelled Specified Vista Restricted Stock Award, 3.9206 shares of NBHC Common Stock multiplied by the number of shares of Vista Common Stock underlying such portion of the Specified Vista Restricted Stock Award (rounded to the nearest whole number), less applicable Tax withholdings pursuant to Section 2.2(g). Subject to Section 2.2(g), NBHC will cause the Surviving Corporation to make all payments to the former holder of the Specified Vista Restricted Stock Award required under this Section 1.8(e)(i) on the first regular payroll date that covers a full payroll period commencing on or after the Closing Date.

(ii)           At the Effective Time, fifty percent (50%) of the Specified Vista Restricted Stock Award that is outstanding immediately prior to the Effective Time shall cease to represent a Vista Restricted Stock Award and shall thereafter constitute a restricted stock award of NBHC Common Stock, on the same terms and conditions as were applicable under such Vista Restricted Stock Award immediately prior to the Effective Time (an “NBHC Restricted Stock Award”). The number of shares of NBHC Common Stock subject to such NBHC Restricted Stock Award shall be equal to the number of shares of Vista Common Stock underlying such portion of the Specified Vista Restricted Stock Award multiplied by 3.9206 (rounded to the nearest whole number).

(f)            At the Effective Time, each warrant granted by Vista to purchase shares of Vista Common Stock that is outstanding and unexercised immediately prior to the Effective Time whether or not vested (a “Vista Warrant”) shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, and in exchange therefor, the holder of such cancelled Vista Warrant will be entitled to receive (without interest), in consideration of the cancellation of such Vista Warrant, an amount in cash (less applicable Tax withholdings pursuant to Section 2.2(g)) equal to the product of (i) the excess, if any, of the Merger Consideration Value over the per share exercise price of the applicable Vista Warrant, multiplied by (ii) the number of shares of Vista Common Stock subject to such Vista Warrant immediately prior to the Effective Time (the “Vista Warrant Consideration”). At the Effective Time, any Vista Warrant that has an exercise price per share of Vista Common Stock that is equal to or greater than the Merger Consideration Value shall be cancelled for no consideration and shall cease to exist. Subject to Section 2.2(g), NBHC will cause the Surviving Corporation to make all payments to former holders of Vista Warrants required under this Section 1.8(f) as soon as reasonably practicable, and in any event no later than, five (5) days after the Closing Date.

(g)            At or prior to the Effective Time, Vista, the board of directors of Vista and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Vista Equity Awards and Vista Warrants as provided under this Section 1.8.

(h)            For purposes of this Agreement, the following terms shall have the following meanings:

(i)            “Merger Consideration Value” means (A) the Cash Merger Consideration, plus (B) the product of (x) the Exchange Ratio multiplied by (y) the NBHC Share Closing Price (such product rounded down to the nearest penny).

(ii)           “Vista Equity Awards” means the Vista Stock Options and Vista Restricted Stock Awards.

(iii)          “Vista Restricted Stock Award” means an award of restricted shares of Vista Common Stock granted under a Vista Stock Plan that is outstanding immediately prior to the Effective Time.

(iv)          “Vista Stock Plans” means the Vista Bank Equity Incentive Plan and the Vista 2014 Stock Option Plan.

1.9            Articles of Incorporation of Surviving Corporation. At the Effective Time, the articles of incorporation, as amended, of NBHC, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10          Bylaws of Surviving Corporation. At the Effective Time, the second amended and restated bylaws of NBHC, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11          Tax Consequences. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.12          Bank Merger. Immediately following the Effective Time, Vista Bank, a bank chartered under the laws of the State of Texas and a wholly-owned Subsidiary of Vista (“Vista Bank”), will merge (the “Bank Merger”) with and into NBH Bank, a bank chartered under the laws of the State of Colorado and a wholly-owned Subsidiary of NBHC (“NBH Bank”). NBH Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Vista Bank shall cease. Promptly after the date of this Agreement, NBH Bank and Vista Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit B (the “Bank Merger Agreement”). Each of NBHC and Vista shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of NBH Bank and Vista Bank, respectively. Prior to the Effective Time, Vista shall cause Vista Bank, and NBHC shall cause NBH Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (“Bank Merger Certificates”).

1.13          Tangible Common Equity.

(a)            For purposes of this Agreement, “Tangible Common Equity” means Vista’s common equity, calculated as of the close of business on the last business day of the month immediately preceding the Closing Date (the “Reference Time”) (or as otherwise agreed by the parties), as determined in accordance with GAAP applied in a manner consistent with the Vista Financial Statements and in accordance with the principles and procedures set forth in this Section 1.13 and Section 1.13 of the Vista Disclosure Schedule.

(b)            Not later than three (3) business days prior to the expected Closing Date, NBHC shall deliver to Vista a written statement including NBHC’s good faith estimate of Tangible Common Equity as of the Reference Time, including by reference to the most recently delivered Subsequent Unaudited Monthly Financial Statements (the “Estimated Tangible Common Equity Statement”), which shall be accompanied by reasonably supporting detail, together with a written statement that sets forth NBHC’s determination (based on the foregoing estimates) of the shortfall (if any) between the Tangible Common Equity as of the Reference Time and the Minimum Tangible Common Equity (as defined on Section 1.13(b) of the Vista Disclosure Schedule) (the “Estimated Minimum Tangible Common Equity Deficit”). For the avoidance of doubt, if NBHC determines that for purposes of the Estimated Tangible Common Equity Statement that the Tangible Common Equity as of the Reference Time is greater than or equal to the Minimum Tangible Common Equity (which determination shall be solely for purposes of this Section 1.13(b) and without prejudice to any determination set forth in the Initial Closing Statement), then the Estimated Minimum Tangible Common Equity Deficit shall be deemed to be zero. Following the delivery of the Estimated Tangible Common Equity Statement NBHC shall consider in good faith any input or comments provided by Vista and shall make any revisions to the Estimated Tangible Common Equity Statement as are agreed to prior to the Closing.

(c)            On the Closing Date, NBHC shall, deposit cash equal to the greater of (i) one hundred ten percent (110%) of the Estimated Minimum Tangible Common Equity Deficit and (ii) $9,500,000 (the greater of (i) and (ii), the “Consideration Adjustment Escrow Amount”) which shall be withheld from the Cash Merger Consideration otherwise payable to each holder of Vista Common Stock and Vista Restricted Stock Awards (which for the avoidance of doubt do not include the Specified Vista Restricted Stock Award) entitled to receive Merger Consideration pursuant to Article I (collectively, the “Shareholders”) and deposited into an escrow account which shall be established pursuant to an escrow agreement (the “Consideration Adjustment Escrow Agreement”) that is mutually agreeable to NBHC and Vista and is entered into on or before the Closing Date by and between NBHC, the Shareholders’ Representative and a mutually agreeable escrow agent (the “Escrow Agent”).

(d)            Within fifteen (15) days after the Closing Date, NBHC shall prepare in good faith and deliver to the Shareholders’ Representative a statement setting forth NBHC’s calculation of Tangible Common Equity as of the Reference Time, and NBHC’s corresponding calculation of the difference between the Minimum Tangible Common Equity and the Tangible Common Equity as of the Reference Time (the “Initial Closing Statement”).

(e)            In the event the Shareholders’ Representative disagrees with the Tangible Common Equity as of the Reference Time set forth in the Initial Closing Statement, the Shareholders’ Representative shall, within five (5) business days following delivery by NBHC of the Initial Closing Statement, give NBHC written notice of its objections thereto (the “Objection Notice”), describing the nature of the dispute in reasonable detail and specifying those items and amounts as to which the Shareholders’ Representative disagrees and, based on the information at its disposal, specifying the Shareholders’ Representative’s calculation of the Tangible Common Equity as of the Reference Time and corresponding difference between the Minimum Tangible Common Equity and the Tangible Common Equity as of the Reference Time. If the Shareholders’ Representative does not timely deliver an Objection Notice within such five (5) business day period, the Tangible Common Equity as of the Reference Time and corresponding calculation of the difference between the Minimum Tangible Common Equity and the Tangible Common Equity as of the Reference Time set forth in the Initial Closing Statement delivered by NBHC shall be final and binding on the parties hereto.

(f)             If the Shareholders’ Representative timely delivers an Objection Notice, NBHC and the Shareholders’ Representative shall cooperate in good faith to resolve such dispute within five (5) business days after the date of the Objection Notice (the “Initial Resolution Period”), and if the parties agree on the Tangible Common Equity as of the Reference Time and corresponding difference between the Minimum Tangible Common Equity and the Tangible Common Equity as of the Reference Time within such Initial Resolution Period, NBHC shall deliver to the Shareholders’ Representative a revised Initial Closing Statement reflecting such agreement, including the calculation of Tangible Common Equity as of the Reference Time and the corresponding difference between the Minimum Tangible Common Equity and the Tangible Common Equity as of the Reference Time set forth therein, which shall be final and binding on the parties hereto; provided, however, that if NBHC and the Shareholders’ Representative cannot resolve the dispute within the Initial Resolution Period, NBHC and the Shareholders’ Representative shall appoint (i) an independent accounting firm of national reputation mutually acceptable to the Shareholders’ Representative and NBHC or (ii) if the Shareholders’ Representative and NBHC are unable to agree on such a firm within five (5) days after the end of the Initial Resolution Period, then, within an additional five (5) days, the Shareholders’ Representative and NBHC shall each select one (1) such firm and those two (2) firms shall, within five (5) days after their selection, select a third such firm (the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, the “Neutral Auditor”) to determine the amount of the Tangible Common Equity as of the Reference Time and corresponding difference between the Minimum Tangible Common Equity and the Tangible Common Equity as of the Reference Time. NBHC and the Shareholders’ Representative shall each summarize its position in writing with regard to the amount of Tangible Common Equity as of the Reference Time and corresponding difference between the Minimum Tangible Common Equity and the Tangible Common Equity as of the Reference Time and submit such summaries to the Neutral Auditor, together with the Initial Closing Statement, the Objection Notice, this Agreement (the “Dispute Submissions”) (which Dispute Submissions the Neutral Auditor shall promptly distribute to the Shareholders’ Representative or NBHC, as applicable). There shall be no ex parte communications between the Shareholders’ Representative (or its representatives) or NBHC (or its representatives), on the one hand, and the Neutral Auditor, on the other hand, relating to the disputed items.

(g)            The Neutral Auditor shall act as an expert and not an arbitrator. The Neutral Auditor shall: (i) be limited to addressing only the particular disputes referred to in the Objection Notice and (ii) not conduct an independent investigation. The Neutral Auditor’s resolution of any disputed item made in accordance with the standards and definitions in this Agreement and shall be no greater than the higher amount, and no less than the lower amount, calculated or proposed by NBHC and the Shareholders’ Representative with respect to such disputed item, as the case may be. The determination of the Neutral Auditor of the Tangible Common Equity as of the Reference Time and corresponding difference between the Minimum Tangible Common Equity and the Tangible Common Equity as of the Reference Time, shall be made and delivered to NBHC and the Shareholders’ Representative as soon as reasonably practicable (which NBHC and the Shareholders’ Representative agree should not be later than thirty (30) days after submission of the Dispute Submissions to the Neutral Auditor) and, absent fraud or manifest error, shall be final and binding on the parties hereto. The Neutral Auditor shall allocate its costs and expenses between NBHC and the Shareholders’ Representative based upon the percentage of the disputed items submitted to the Neutral Auditor that is ultimately awarded to NBHC on the one hand or the Shareholders’ Representative on the other hand.

(h)            The “Consideration Adjustment” shall be equal to the difference between the Tangible Common Equity as of the Reference Time and the Minimum Tangible Common Equity, which may be either a positive or a negative amount, in each case, as finally determined pursuant to this Section 1.13. If the Consideration Adjustment is a positive amount, pursuant to the Consideration Adjustment Escrow Agreement, the Escrow Agent shall promptly release (subject to the terms of the Consideration Adjustment Escrow Agreement and this Agreement and less any applicable withholding Taxes) to the Exchange Agent for distribution to the Shareholders the entire Consideration Adjustment Escrow Amount. In addition to the foregoing, NBHC shall promptly pay to the Exchange Agent an amount of cash equal to such positive amount. If the Consideration Adjustment is a negative amount, then the Escrow Agent shall promptly release (subject to the terms of the Consideration Adjustment Escrow Agreement and this Agreement) to NBHC an amount equal to the lesser of (i) the entire Consideration Adjustment Escrow Amount and (ii) the absolute value of such negative amount, and if the absolute value of such negative amount is less than the Consideration Adjustment Escrow Amount, the Escrow Agent shall promptly release (subject to the terms of the Consideration Adjustment Escrow Agreement and this Agreement and less any applicable tax withholding Taxes) to the Exchange Agent for distribution to the Shareholders such remaining amount of the Consideration Adjustment Escrow Amount. In no event will Shareholders be liable to NBHC under this Section 1.13 for any amount in excess of the Consideration Adjustment Escrow Amount and the Consideration Adjustment Escrow Amount will be NBHC’s sole source of recourse and recovery for the Consideration Adjustment. Any payment pursuant to this Section 1.13 shall be made by wire transfer of immediately available funds within five (5) business days after the final determination of the Consideration Adjustment. It is expressly understood and agreed that in implementing the Consideration Adjustment the amount of Cash Merger Consideration shall be increased or reduced on a per share basis so as to give effect to the aggregate adjustments contemplated hereby; provided, that no adjustment shall be made to the Merger Consideration Value and the calculation thereof (and the Vista Option Consideration and the Vista Warrant Consideration shall not be adjusted in connection therewith). All payments to be made to the Shareholders pursuant to this Section 1.13 shall be made to those Shareholders who properly surrendered their surrender Old Certificates or Vista Restricted Stock Awards, as applicable, as contemplated by Article II and shall be made in proportion to the Cash Merger Consideration or cash otherwise received hereunder.

(i)             The Shareholders’ Representative shall have full power and authority to act as expressly provided in this Agreement (including this Section 1.13). Without limiting the generality of the foregoing, the Shareholders’ Representative shall have full power and authority to (x) determine, negotiate, resolve and act for the Shareholders with respect to the Consideration Adjustment pursuant to Section 1.13, (y) provide payment instructions to the Escrow Agent relating to the payment of all or a portion of the Consideration Adjustment Escrow Amount in accordance with this Agreement and (z) consent to the amendment or modification of this Section 1.13.

Article II

EXCHANGE OF SHARES

2.1            NBHC to Make Merger Consideration Available. At or prior to the Effective Time, NBHC shall deposit, or shall cause to be deposited, with a bank or trust company designated by NBHC and reasonably acceptable to Vista (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) evidence in book-entry form, representing shares of NBHC Common Stock to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of Vista Common Stock (collectively, referred to herein as “New Certificates”), and (b) an amount in cash by wire transfer of immediately available funds constituting the aggregate Cash Merger Consideration, less the Consideration Adjustment Escrow Amount, and aggregate cash in lieu of any fractional shares to be paid to holders of Vista Common Stock pursuant to Article I (such New Certificates and cash described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2            Exchange of Shares.

(a)            As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, NBHC shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Vista Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I and each holder of Vista Equity Awards or Vista Warrants, as applicable, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates, Vista Equity Awards or Vista Warrants, as applicable, shall pass, only upon proper delivery of the Old Certificates, Vista Equity Awards or Vista Warrants, respectively, to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates, Vista Equity Awards or Vista Warrants, as applicable, in exchange for the Merger Consideration (less the pro rata adjustment for the Consideration Adjustment Escrow Amount from the Cash Merger Consideration, as provided herein), Vista Stock Option Consideration, Vista Restricted Stock Award Consideration (less the pro rata adjustment for the Consideration Adjustment Escrow Amount from the Cash Merger Consideration, as provided herein) or Vista Warrant Consideration, as applicable, and any cash in lieu of fractional shares to be issued or paid in consideration therefor in accordance with Section 2.2(e) as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates, Vista Equity Award or Vista Equity Awards, or Vista Warrant or Vista Warrants for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates, Vista Equity Award or Vista Equity Awards, or Vista Warrant or Vista Warrants shall be entitled to receive in exchange therefor, as applicable, (A) with respect to each holder of Old Certificates, (i) a New Certificate representing that number of whole shares of NBHC Common Stock to which such holder of Vista Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (x) the aggregate Cash Merger Consideration (less the pro rata adjustment for the Consideration Adjustment Escrow Amount from the Cash Merger Consideration, as provided herein) to which such holder of Vista Common Stock shall have become entitled pursuant to the provisions of Article I, (y) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (z) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled, (B) with respect to each holder of Vista Stock Options, a check representing the amount of the aggregate Vista Stock Option Consideration to which such holder of Vista Stock Options shall have become entitled pursuant to the provisions of Article I (C) with respect to each holder of Vista Restricted Stock Awards, (i) a New Certificate representing that number of whole shares of NBHC Common Stock to which such holder of Vista Restricted Stock Awards shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (x) the aggregate cash consideration to which such holder of Vista Restricted Stock Awards shall have become entitled pursuant to the provisions of Article I (less the pro rata adjustment for the Consideration Adjustment Escrow Amount from the Cash Merger Consideration, as provided herein), (y) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Vista Restricted Stock Awards surrendered pursuant to the provisions of this Article II and (z) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2 and (D) with respect to each holder of Vista Warrants, a check representing the amount of the aggregate Vista Warrant Consideration to which such holder of Vista Warrants shall have become entitled pursuant to the provisions of Article I. No interest will be paid or accrued on any Merger Consideration, Vista Stock Option Consideration, Vista Restricted Stock Award Consideration Vista Warrant Consideration or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates or Vista Restricted Stock Awards. Until surrendered as contemplated by this Section 2.2, each Old Certificate, Vista Stock Option Awards, Vista Restricted Stock Award and Vista Warrant shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration, Vista Stock Option Consideration, Vista Restricted Stock Award Consideration or Vista Warrant Consideration, as applicable, and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)            No dividends or other distributions declared with respect to NBHC Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate or the cancellation of a Vista Restricted Stock Award, as applicable, in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of NBHC Common Stock which the shares of Vista Common Stock represented by such Old Certificate or Vista Restricted Stock Award, as applicable, have been converted into the right to receive (after giving effect to Section 6.10).

(c)             If any New Certificate representing shares of NBHC Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of NBHC Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)            After the Effective Time, there shall be no transfers on the stock transfer books of Vista of the shares of Vista Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e)            Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of NBHC Common Stock shall be issued upon the surrender for exchange of Old Certificates, Vista Restricted Stock Awards or otherwise pursuant to this Agreement, no dividend or distribution with respect to NBHC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of NBHC. In lieu of the issuance of any such fractional share, NBHC shall pay to each former holder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of NBHC Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day immediately preceding the Closing Date (the “NBHC Share Closing Price”) by (ii) the fraction of a share (after taking into account all shares of Vista Common Stock or Vista Restricted Stock Awards held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of NBHC Common Stock which such holder would otherwise be entitled to receive pursuant to Article I. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)             Except for the Consideration Adjustment Escrow Amount, any portion of the Exchange Fund that remains unclaimed by the Shareholders for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any portion of the Consideration Adjustment Escrow Amount that remains unclaimed by the Shareholders for one (1) year after the final determination of the Consideration Adjustment in accordance with Section 1.13 shall be paid to the Surviving Corporation. Any former holders of Vista Common Stock who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the NBHC Common Stock deliverable in respect of each former share of Vista Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of NBHC, Vista, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Vista Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)            Each of NBHC, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law; provided, that such applicable withholding agent shall make commercially reasonable efforts to provide notice to the applicable payee of its intent to deduct or withhold and the basis for such deduction or withholding before any such deduction or withholding is made, and reasonably cooperate with such payee in order to eliminate or to reduce any such deduction or withholding, including providing a reasonable opportunity for such payee to provide forms or other evidence that would mitigate, reduce, or eliminate such deduction or withholding. To the extent that amounts are so withheld by NBHC, the Exchange Agent or any other applicable withholding agent, as the case may be, and paid over to the appropriate governmental authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made by NBHC, the Exchange Agent or such other applicable withholding agent, as the case may be. Notwithstanding anything herein to the contrary, any amounts payable in connection with the Closing in respect of any Vista Employee Stock Options and Vista Employee Restricted Stock Awards pursuant to Section 1.8, with respect to the Vista Employee Stock Option and Vista Employee Restricted Stock Award holders may be made through the payroll system of the Surviving Corporation or one of its Subsidiaries no later than the first regular payroll date that covers a full payroll period commencing on or after the Closing Date, subject to any applicable withholding Taxes.

(h)            In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by NBHC or the Exchange Agent, the posting by such person of a bond in such amount as NBHC or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares and any unpaid dividends and distributions on the NBHC Common Stock pursuant to Section 2.2(b) deliverable in respect thereof pursuant to this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF VISTA

Except as disclosed in the disclosure schedule delivered by Vista to NBHC concurrently herewith (the “Vista Disclosure Schedule”); provided that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Vista Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Vista that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Vista hereby represents and warrants to NBHC as follows:

3.1            Corporate Organization.

(a)            Vista is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is a bank holding company duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (“BHC Act”). Vista has the corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Vista is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect on Vista. As used in this Agreement, the term “Material Adverse Effect” means, with respect to NBHC, Vista or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements or interpretations thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including any outbreak, continuation or escalation of acts of war (whether or not declared), cyberattacks, sabotage, acts of terrorism, or military actions) or in economic or market (including equity, credit and debt markets, as well as changes or fluctuations in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters, man-made disasters or from any outbreak of any epidemic, pandemic or other public health event or emergencies (including any law, directive or guideline issued by a Governmental Entity in response thereto), (E) public disclosure of the execution of this Agreement, public disclosure or (except in the case of the representations contained in Sections 3.3(b), 3.4, 3.12(j), 4.3(b) and 4.4) consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees), or actions expressly required or prohibited by this Agreement or actions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) any shareholder litigation arising out of, related to, or in connection with this Agreement, the Merger or the Bank Merger that is brought or threatened against a party or members of a party’s board of directors, (G) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet internal or published projections, forecasts, estimates or predications, revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (H) the expenses incurred by Vista or NBHC in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D), solely to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Subsidiary,” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such person for financial reporting purposes. True and complete copies of the articles of incorporation or certificate of formation, as applicable, of Vista, as amended (the “Vista Articles”) and the bylaws of Vista, as amended (the “Vista Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Vista to NBHC. True and complete copies of the organizational documents of Vista Bank, as in effect as of the date of this Agreement, have previously been made available by Vista to NBHC.

(b)            Except, in the case of clauses (ii) and (iii) only, as would not have a Material Adverse Effect on Vista, each Subsidiary of Vista (a “Vista Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Vista to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Vista that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Vista, threatened. Section 3.1(b) of the Vista Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Vista as of the date hereof.

3.2            Capitalization.

(a)            The authorized capital stock of Vista consists of (i) 10,000,000 shares of Vista Common Stock, par value $1.00, and (ii) 1,000,000 shares of preferred stock, no par value. As of September 12, 2025, no shares of capital stock or other voting securities of Vista are issued, reserved for issuance or outstanding, other than (i) 2,310,790 shares of Vista Common Stock issued and outstanding (27,741 of which are granted in respect of outstanding Vista Restricted Stock Awards), (ii) 123,132 shares of Vista Common Stock reserved for issuance upon the exercise of outstanding Vista Stock Options, (iii) 221,079 shares of Vista Common Stock reserved for issuance for future grants under the Vista Stock Plans, (iv) 22,618 shares of Vista Common Stock reserved for issuance upon the exercise of outstanding Vista Warrants and (v) no shares of Vista Common Stock held in treasury. As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Vista issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Vista Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Vista may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the Vista Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Vista are issued or outstanding. Other than Vista Equity Awards and Vista Warrants issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Vista to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)            Except as set forth on Section 3.2(b) of the Vista Disclosure Schedule and other than the Voting Agreements to be entered into contemporaneously herewith, there are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Vista or any of the Vista Subsidiaries has a contractual or other obligation with respect to the voting or transfer of Vista Common Stock or other equity interests of Vista. Other than the Vista Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Vista or any of its Subsidiaries) are outstanding. No Subsidiary of Vista owns any shares of capital stock of Vista.

(c)            Vista owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Vista Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Vista Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Vista Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(d)            Section 3.2(d) of the Vista Disclosure Schedule contains a true, correct and complete list of the record holders of shares of Vista Common Stock, Vista Equity Awards and Vista Warrants as of September 12, 2025, containing each such holder’s name, address and the number of shares of Vista Common Stock, Vista Equity Awards and/or Vista Warrants, as applicable, held of record by such holder.

3.3            Authority; No Violation.

(a)            Vista has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Requisite Vista Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the board of directors of Vista. The board of directors of Vista has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Vista and has directed that this Agreement and the Merger be submitted to Vista’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Vista Common Stock entitled to vote on this Agreement (the “Requisite Vista Vote”), and the adoption and approval of the Bank Merger Agreement by the board of directors of Vista Bank and Vista as its sole shareholder, no other corporate proceedings on the part of Vista are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Vista and (assuming due authorization, execution and delivery by NBHC) constitutes a valid and binding obligation of Vista, enforceable against Vista in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b)            Subject to the receipt of the Requisite Vista Vote, neither the execution and delivery of this Agreement by Vista nor the consummation by Vista of the transactions contemplated hereby, nor compliance by Vista with any of the terms or provisions hereof, will (i) violate any provision of the Vista Articles or the Vista Bylaws or comparable governing documents of any Vista Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Vista or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Vista or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Vista or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, would not reasonably be expected to have a Material Adverse Effect on Vista.

3.4            Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and Bank Merger Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Texas Department of Banking (the “TDB”) or the Colorado Division of Banking (the “CDB”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices listed on Section 3.4 of the Vista Disclosure Schedule or Section 4.4 of the NBHC Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (f) the filing of the Certificates of Merger with the Texas Secretary pursuant to the TBOC and the Delaware Secretary pursuant to the DGCL, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of NBHC Common Stock pursuant to this Agreement and the approval of the listing of such NBHC Common Stock on the NYSE, no notices to, consents or approvals of or non-objections of, waivers or authorizations by, or applications, filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Vista of this Agreement or (ii) the consummation of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (B) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Vista is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5            Reports. Vista and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with (a) any state regulatory authority, (b) the SEC, (c) the Federal Reserve Board, (d) the FDIC, (e) the TDB, (f) any foreign regulatory authority, (g) any SRO and (h) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective Subsidiaries ((a) – (h), collectively, “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have a Material Adverse Effect on Vista. Subject to Section 9.7, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Vista and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Vista, investigation into the business or operations of Vista or any of its Subsidiaries since January 1, 2022, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Vista or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Vista or any of its Subsidiaries since January 1, 2022, in each case of clauses (i) through (iii), which would reasonably be expected to have a Material Adverse Effect on Vista.

3.6            Financial Statements.

(a)            Vista has previously made available to NBHC copies of the following financial statements (the “Vista Audited Financial Statements”), copies of which are attached as Section 3.6(a) of the Vista Disclosure Schedule: (i) the audited consolidated balance sheets of Vista and its Subsidiaries as of December 31, 2024, 2023 and 2022, and the related audited consolidated statements of income and cash flow for the years ended December 31, 2024, 2023 and 2022, (ii) the unaudited consolidated balance sheet and the related unaudited consolidated statement of income of Vista and its Subsidiaries as of and for the six-month period ended June 30, 2025 (the “Unaudited 1H 2025 Financial Statements”) and (iii) the unaudited consolidated balance sheet and the related unaudited consolidated statement of income of Vista and its Subsidiaries (the “Unaudited Monthly Financial Statements” and, together with the Vista Audited Financial Statements, the Unaudited 1H 2025 Financial Statements and the Unaudited Monthly Financial Statements, the “Vista Financial Statements”) as of and for the month ended August 31, 2025 (such date, the “Balance Sheet Date”). The Vista Financial Statements (i) have been prepared from, and are in accordance with, the books and records of Vista and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, and consolidated financial position of Vista and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Vista and its Subsidiaries have been, since January 1, 2022, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2022, Whitley Penn LLP has not resigned (or informed Vista that it intends to resign) or been dismissed as independent public accountants of Vista as a result of or in connection with any disagreements with Vista on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            The records, systems, controls, data and information of Vista and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Vista or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Vista. Vista maintains a system of internal accounting controls sufficient to comply in all material respects with all legal and accounting requirements applicable to the business of Vista and its Subsidiaries. Except as set forth on Section 3.6(b) of the Vista Disclosure Schedule, since January 1, 2022, Vista has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since January 1, 2022, Vista has not experienced or effected any significant deficiencies or weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Vista’s ability to record, process, summarize and report financial information.

(c)            Since January 1, 2022, (i) neither Vista nor any of its Subsidiaries, nor, to the knowledge of Vista, any director, officer, auditor, accountant or representative of Vista or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Vista, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Vista or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Vista or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Vista or any of its Subsidiaries, whether or not employed by Vista or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Vista or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of Vista or any committee thereof or similar governing body of any Vista Subsidiary or any committee thereof, or, to the knowledge of Vista, to any director or officer of Vista or any Vista Subsidiary.

3.7            Undisclosed Liabilities. Except as would not reasonably be expected to have a Material Adverse Effect on Vista, neither Vista nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (a) those liabilities that are set forth on the Vista Financial Statements, and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, or in connection with this Agreement and the transactions contemplated hereby.

3.8            Broker’s Fees. Neither Vista nor any Vista Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than Jefferies LLC. A true and complete copy of the engagement letter with Jefferies LLC in connection with this Agreement and the transactions contemplated hereby has been made available to NBHC.

3.9            Absence of Certain Changes or Events.

(a)            Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect on Vista.

(b)            Since December 31, 2024 through the date of this Agreement, except with respect to the transactions contemplated hereby, Vista and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice (other than discussions and negotiations related to this Agreement or any other potential strategic transactions).

3.10          Legal Proceedings. Neither Vista nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Vista, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) that is against Vista or any of its Subsidiaries or any of their current or former directors or executive officers or (ii) that is of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby, in each case that would reasonably be expected to be, individually or in the aggregate, material to Vista and its Subsidiaries, taken as a whole.

(b)            There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Vista, any of its Subsidiaries or the assets of Vista or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be to be, individually or in the aggregate, material to Vista and its Subsidiaries, taken as a whole.

3.11          Taxes and Tax Returns.

(a)            Each of Vista and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Vista nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Vista and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Vista and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements. Each of Vista and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Each of Vista and its Subsidiaries has complied in all material respects with all information reporting and backup withholding provisions of applicable law, including the collection, review and retention of any required withholding certificates or comparable documents and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code. Neither Vista nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Vista and its Subsidiaries for all years up to and including December 31, 2020 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(b)            No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Vista or any of its Subsidiaries. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Vista and its Subsidiaries or the assets of Vista and its Subsidiaries. Neither Vista nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Vista or any of its Subsidiaries was required to file any Tax Return that was not filed or was liable for any amount of Taxes that was not paid. Within the past six (6) years, Vista has not requested any private letter rulings and is not, and has not been, party to any closing agreements, gain recognition agreements or other written agreements with respect to Taxes. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Vista or any of its Subsidiaries. Neither Vista nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (i) exclusively between or among Vista and its Subsidiaries or (ii) entered into in the ordinary course of business which does not primarily relate to Taxes).

(c)            Neither Vista nor any of its Subsidiaries (A) is or has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Vista or any of its Subsidiaries) or (B) has any liability for the Taxes of any person (other than Vista or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Vista nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Vista nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any similar provision of state, local or foreign law).

(d)            Neither Vista nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income as a result of any: (i) adjustment required by a change in or incorrect method of accounting, (ii) closing agreement, (iii) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date, or (iv) intercompany transaction. Neither Vista nor any of its Subsidiaries has taken any action that could defer a liability for Taxes of Vista or any of its Subsidiaries from any taxable period (or portion thereof) ending on or prior to the Closing Date, to any taxable period (or portion thereof) beginning after the Closing Date. Neither Vista nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Vista or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method. Neither Vista nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in any material accounting method. At no time during the past five (5) years has Vista or any of its Subsidiaries been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Vista nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(e)            There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Vista or any of its Subsidiaries is a party and that could be treated as a partnership for federal income Tax purposes. Neither Vista nor any of its Subsidiaries has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country. Vista has not, in the past ten (10) years, acquired assets from another corporation in a transaction in which Vista’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(f)             Section 3.11(f) of the Vista Disclosure Schedule sets forth the entity classification of Vista and each of its Subsidiaries for U.S. federal income Tax purposes.

(g)            As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(h)            As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

(i)             As used in this Agreement, the term “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

3.12          Employees and Employee Benefit Plans.

(a)            Section 3.12(a) of the Vista Disclosure Schedule lists all Vista Benefit Plans. For purposes of this Agreement, “Vista Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical, life or other insurance or welfare, retiree medical or life insurance, pension or retirement, supplemental retirement, severance or other compensation or benefit plans, programs, agreements or arrangements, and all retention, bonus, employment, consulting, termination or severance plans, programs or arrangements or other contracts or agreements to or with respect to which Vista or any Subsidiary or any trade or business of Vista or any of its Subsidiaries, whether or not incorporated, all of which together with Vista would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (a “Vista ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Vista or any of its Subsidiaries or any Vista ERISA Affiliate, or to which Vista or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor or with respect to which Vista or any of its Subsidiaries has any direct or indirect liability, for the benefit of any current or former employee, officer, director or independent contractor of Vista or any of its Subsidiaries or any Vista ERISA Affiliate.

(b)            Vista has heretofore made available to NBHC true and complete copies of each of the Vista Benefit Plans and the following related documents, to the extent applicable: (i) the current plan document (or for an unwritten material Vista Benefit Plan, a written description of the material terms thereof) and the current trust agreement or other funding documents, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Vista Benefit Plan, (iii) the annual report (Form 5500), if any, filed with the IRS for the last two (2) plan years, (iv) the most recently received IRS determination or opinion letter, if any, relating to any such Vista Benefit Plan, (v) the most recently prepared actuarial report for each such Vista Benefit Plan (if applicable) for each of the last two (2) years and (vi) all material non-routine correspondence received from or sent to any Governmental Entity within the past three (3) years.

(c)            Each Vista Benefit Plan has been established, operated, maintained and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither Vista nor any of its Subsidiaries has, within the prior three (3) years, taken any material corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Vista Benefit Plan, and neither Vista nor any of its Subsidiaries has any knowledge of any material plan defect that would qualify for correction under any such program.

(d)            Each Vista Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS with respect to such qualification, which letter has not been revoked (nor has revocation been threatened), or is in a form that is the subject of a favorable advisory or opinion letter from the IRS, and, to the knowledge of Vista, there are no existing circumstances and no events have occurred that would have a material adverse effect on the qualified status of any such Vista Benefit Plan or the related trust or increase the costs relating thereto.

(e)            Section 3.12(e) of the Vista Disclosure Schedule contains a list of all Vista Benefit Plans that are nonqualified deferred compensation or salary continuation arrangements, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been accrued in accordance with GAAP on the Vista Financial Statements and will be, as of the Closing Date, accrued to the extent necessary to make full and final payments under any such arrangements or fully paid. Each Vista Benefit Plan has been maintained in documentary and operational compliance, in all material respects, with Section 409A of the Code and the regulations thereunder or an available exemption therefrom.

(f)             No Vista Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and none of Vista and its Subsidiaries nor any Vista ERISA Affiliate has, at any time during the last six (6) years, maintained, sponsored, contributed to or been obligated to contribute to any plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(g)            None of Vista and its Subsidiaries nor any Vista ERISA Affiliate has, at any time during the last six (6) years, maintained, sponsored, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Vista and its Subsidiaries nor any Vista ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(h)            Neither Vista nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance or any other welfare benefits for any current or former employees or other service providers or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)             All contributions required to be made to any Vista Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Vista Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Vista in accordance with GAAP.

(j)             There are no pending or, to the knowledge of Vista, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Vista, no set of circumstances exists that may reasonably be expected to give rise to a material claim or lawsuit, against any Vista Benefit Plan, any fiduciaries thereof with respect to their duties to any Vista Benefit Plan or the assets of any of the trusts under any of the Vista Benefit Plans that could in any case reasonably be expected to result in any material liability of Vista or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Vista Benefit Plan, or any other party.

(k)            None of Vista or its Subsidiaries nor any Vista ERISA Affiliate nor, to the knowledge of Vista, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the Vista Benefit Plans or their related trusts, Vista, any of its Subsidiaries, any Vista ERISA Affiliate or any person that Vista or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)             Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or independent contractor of Vista or any of its Subsidiaries to any payment or benefit, including severance pay, unemployment compensation, accrued pension benefit, or a change in control bonus or retention payment, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Vista or any of its Subsidiaries, (iii) accelerate the timing of or trigger any funding obligation under a rabbi trust or similar funding vehicle under any Vista Benefit Plan, or (iv) result in any limitation on the right of Vista or any of its Subsidiaries or Vista ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Vista Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Vista or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(m)           No Vista Benefit Plan provides for, and Vista does not have any obligation to provide, the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(n)            There are, and since January 1, 2022 have been, no pending or, to the knowledge of Vista, threatened labor grievances or unfair labor practice claims or charges against Vista or any of its Subsidiaries, or any strikes or other labor disputes against Vista or any of its Subsidiaries. Neither Vista nor any of its Subsidiaries are or have ever been party to or bound by any collective bargaining or similar agreement with any labor union, works council or similar labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Vista or any of its Subsidiaries, and, to the knowledge of Vista, there are, and since January 1, 2022 have been, no organizing efforts by any union or other group seeking to represent any employees of Vista or any of its Subsidiaries.

(o)            Vista and its Subsidiaries are in compliance in all material respects with, and since January 1, 2022 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, worker classification (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt), equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements). There are no claims or actions pending or, to Vista’s knowledge, threatened between Vista or any of its Subsidiaries and any employee of Vista or any of its Subsidiaries.

(p)            During the past three (3) years, (i) Vista and its Subsidiaries have reasonably investigated and responded to all formal allegations related to sexual harassment or misconduct, or other discrimination, or retaliation policy violations, and (ii) neither Vista nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or other discrimination by any current or former member of the board of directors of Vista or any current or former executive officer of Vista.

3.13          Compliance with Applicable Law.

(a)            Vista and each of its Subsidiaries hold, and have at all times since January 1, 2022 held, all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have a Material Adverse Effect on Vista, and to the knowledge of Vista no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit or authorization that is material to Vista and its Subsidiaries taken as a whole, is pending or threatened.

(b)            Except as would not reasonably be likely to be, either individually or in the aggregate, material to Vista and its Subsidiaries, taken as a whole, Vista and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to Vista or any of its Subsidiaries, including (to the extent applicable to Vista or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c)            Vista Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d)            Vista maintains a written information privacy and security program that includes reasonable measures designed to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

(e)            Without limitation, none of Vista or any of its Subsidiaries, or to the knowledge of Vista, any director, officer, employee, agent or other person acting on behalf of Vista or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Vista or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Vista or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Vista or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Vista or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Vista or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Vista or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be expected to be, either individually or in the aggregate, material to Vista and its Subsidiaries, taken as a whole.

(f)            As of the date hereof, Vista, Vista Bank and each other insured depository institution Subsidiary of Vista is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither Vista nor any of its Subsidiaries has received any written indication from a Governmental Entity that its status as “well-capitalized” or that Vista Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g)            Except as would not reasonably be likely to be, either individually or in the aggregate, material to Vista and its Subsidiaries, taken as a whole, (i) Vista and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations, (ii) none of Vista, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account and (iii) neither Vista nor any of its Subsidiaries has received any written or, to the knowledge of Vista, oral, customer demands, complaints or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary or agency account.

3.14          Certain Contracts.

(a)            Except as set forth in Section 3.14(a) of the Vista Disclosure Schedule, as of the date hereof, neither Vista nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Vista Benefit Plan):

(i)            which contains a provision that materially restricts the conduct of any line of business by Vista or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region;

(ii)           which contains a provision prohibiting Vista or its Subsidiaries or upon consummation of the Merger will prohibit the Surviving Corporation or any of its affiliates from soliciting customers, clients or employees;

(iii)          which is a collective bargaining agreement or similar agreement with any labor organization;

(iv)         any of the benefits of or obligations under which will arise or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Vista Vote or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(v)          (A) that relates to the incurrence of indebtedness by Vista or any of its Subsidiaries, including any debt for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capitalized or finance leases and other similar financing arrangements, or any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Vista or any of its Subsidiaries of, or any similar commitment by Vista or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, other than those entered into in the ordinary course of business, in the case of each of clauses (A) and (B), in the principal amount of $250,000 or more;

(vi)         that is any alliance, cooperation, joint venture, shareholders’, partnership or similar agreement involving a sharing of profits or losses relating to Vista or any of its Subsidiaries;

(vii)        that grants or contains any (A) exclusive dealing obligation, (B) “most favored nation” or similar provision granted by Vista or any of its Subsidiaries or (C) right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Vista or its Subsidiaries, taken as a whole, that limits the ability of Vista or any of its Subsidiaries to own, access, operate, sell, transfer, pledge, or otherwise dispose of any assets or business;

(viii)       which creates or is expected to create future payment obligations in excess of $250,000 per annum (other than any such contracts which are terminable by Vista or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than extensions of credit, other customary banking products offered by Vista or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice;

(ix)          that is a settlement, consent or similar agreement and contains any material continuing obligations of Vista or any of its Subsidiaries;

(x)           that relates to the acquisition or disposition of any person, business or asset and under which Vista or its Subsidiaries have or may have a material obligation or liability (including with respect to any “earn-out,” contingent purchase price or similar contingent payment obligation, or any material indemnification liability after the date hereof);

(xi)          that is any lease or other similar contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2024, as applicable, were in excess of $100,000;

(xii)         that is any contract or agreement that (A) grants Vista or one of its Subsidiaries any right to use any material Intellectual Property (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses or similar licenses in respect of commercially available software) and that provides for payments in excess of $25,000, (B) permits any third person (including pursuant to any license agreement, coexistence agreements and covenants not to use) to use, enforce or register any Intellectual Property that is owned by Vista or any of its Subsidiaries and that is material to their business, taken as a whole or (C) materially restricts the right of Vista or one of its Subsidiaries to use or register any Intellectual Property that is owned or purported to be owned by Vista or any of its Subsidiaries; or

(xiii)        that relates to the pledge of or Lien on any assets of Vista or its Subsidiaries.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Vista Disclosure Schedule, is referred to herein as an “Vista Contract,” and neither Vista nor any of its Subsidiaries has knowledge of, or has received written, or to the knowledge of Vista, oral notice of, any violation of any Vista Contract by any of the other parties thereto which would reasonably be expected to have a Material Adverse Effect on Vista.

(b)            In each case, except as would not reasonably be expected to have a Material Adverse Effect on Vista: (i) each Vista Contract is valid and binding on Vista or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Vista and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Vista Contract, (iii) to the knowledge of Vista each third-party counterparty to each Vista Contract has performed all obligations required to be performed by it to date under such Vista Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Vista or any of its Subsidiaries or, to the knowledge of Vista, any counterparty thereto, under any such Vista Contract.

3.15          Agreements with Regulatory Agencies. Subject to Section 9.7 and except as would not reasonably be expected to be, either individually or in the aggregate, material to Vista and its Subsidiaries, taken as a whole, neither Vista nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Vista Disclosure Schedule, a “Vista Regulatory Agreement”), nor has Vista or any of its Subsidiaries been advised in writing or, to the knowledge of Vista, orally, since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Vista Regulatory Agreement.

3.16          Derivative Instruments. Except as would not be reasonably expected to have a Material Adverse Effect on Vista, (a) all Derivative Transactions, whether entered into for the account of Vista or one of its Subsidiaries or for the account of a customer of Vista or one of its Subsidiaries, were entered into in the ordinary course of business of Vista and its Subsidiaries and in compliance with applicable laws and other policies, practices and procedures employed by Vista and its Subsidiaries, as applicable, and are legal, valid and binding obligations of Vista or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by Enforceability Exceptions), and are in full force and effect; (b) Vista and its Subsidiaries have duly performed all of their obligations thereunder to the extent required, and, to the knowledge of Vista, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder; and (c) the financial position of Vista and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Vista and such Subsidiaries in accordance with GAAP. As used herein, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.17          Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on Vista, Vista and its Subsidiaries are in compliance, and, since January 1, 2022 have complied, with all applicable federal, state and local laws, regulations, orders, decrees, permits, authorizations, common laws and other legal requirements relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Vista, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Vista or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of Vista, threatened against Vista, which liability or obligation would reasonably be expected to have a Material Adverse Effect on Vista. To the knowledge of Vista, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have a Material Adverse Effect on Vista. Vista is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be expected to have a Material Adverse Effect on Vista.

3.18          Investment Securities.

(a)            Except as would not, either individually or in the aggregate, reasonably be expected to be material to Vista and its Subsidiaries, taken as a whole, each of Vista and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Vista or its Subsidiaries. Such securities and commodities are valued on the books of Vista in accordance with GAAP in all material respects.

(b)            Vista and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Vista believes are prudent and reasonable in the context of their respective businesses, and Vista and its Subsidiaries have, since January 1, 2022, been in compliance with such policies, practices and procedures in all material respects.

3.19          Real Property.

(a)            Except as would not reasonably be expected to have a Material Adverse Effect on Vista, Vista or a Vista Subsidiary (i) has good and indefeasible title to all of the real property reflected in the latest audited balance sheet included in the Vista Audited Financial Statements as being owned by Vista or a Subsidiary of Vista or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Vista Owned Properties”), free and clear of all material Liens, except (A) statutory Liens securing payments not yet due, (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (ii) is the lessee of all leasehold estates reflected in the latest audited Vista Audited Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Vista Leased Properties” and, collectively with the Vista Owned Properties, the “Vista Real Property”), free and clear of all Liens of any nature created by Vista or any of its Subsidiaries or, to the knowledge of Vista, any other person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, except for such rights that may exist under any Permitted Encumbrances, subject and pursuant to the terms of the leases, subleases, licenses or other contracts (including all amendments, modifications and supplements thereto) (the “Vista Real Property Leases”). Except as would not reasonably be expected to have a Material Adverse Effect on Vista, there are no pending or, to the knowledge of Vista, threatened condemnation proceedings against any Vista Real Property.

(b)            No person other than Vista and its Subsidiaries or pursuant to any Permitted Encumbrances has (i) any right in any of the Vista Owned Properties or any right to use or occupy any portion of the Vista Owned Properties or (ii) any right to use or occupy any portion of the Vista Leased Properties.

(c)            Each of the Vista Real Property Leases is valid and binding on Vista or its applicable Subsidiary and is in full force and effect, and there exists no material default or event of default or event, occurrence, condition or act, with respect to Vista or its Subsidiaries or, to the knowledge of Vista, with respect to the other parties thereto, which, with the giving of notice or the lapse of time, or both, would become a material default or event of default thereunder.

(d)            To the knowledge of Vista, there are no deferred maintenance, repairs or unrepaired defects that are the responsibility of Vista or any of its Subsidiaries and, in the aggregate, exceed $25,000 at all of the Vista Real Property.

3.20          Intellectual Property. Vista and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on Vista, (a) the use of any Intellectual Property by Vista and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Vista or any Vista Subsidiary acquired the right to use any Intellectual Property; (b) no person has asserted to Vista in writing that Vista or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (c) to the knowledge of Vista, no person is challenging, infringing on or otherwise violating any right of Vista or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Vista or its Subsidiaries; (d) neither Vista nor any Vista Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Vista or any Vista Subsidiary; and (e) since January 1, 2022, no third party has gained unauthorized access to any information technology networks or assets controlled by and material to the operation of the business of Vista and its Subsidiaries. Vista and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Vista and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, trade names, brand names, Internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any re-examinations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how (including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.21          Related Party Transactions. Other than agreements or arrangements that are part of normal and customary terms of an individual’s employment or service as a director, officer or employee, or Loans that are subject to and that were made and continue to be in compliance with Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) (“Regulation O”), there are (a) no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Vista or any of its Subsidiaries, on the one hand, and any current or former director, officer or shareholder (or any member of such shareholder’s family or any trusts or other entities established for the benefit of such shareholder or members of such shareholder’s family) of Vista or any of its Subsidiaries (other than Vista or its Subsidiaries) (collectively, “Related Parties”), on the other hand and (b) no agreements or arrangements pursuant to which any Related Party or any affiliate of any Related Party or other entity in which one or more Related Parties directly or indirectly owns more than five percent (5%) or more of any class of equity securities (in each case other than (x) Vista and its direct or indirect wholly-owned Subsidiaries and (y) persons who would be covered by clause (b) but for this clause (y) only as a result of an equity ownership interest in Vista of less than five percent (5%)) is a party and Vista or any Vista Subsidiary receives or provides services or goods or otherwise has any other liabilities, obligations or restrictions.

3.22          Takeover Restrictions. The board of directors of Vista has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Vista Articles or Vista Bylaws (any such laws, collectively with any similar provisions of the Vista Articles or Vista Bylaws, “Takeover Restrictions”).

3.23          Reorganization. Vista has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24          Opinion. Prior to the execution of this Agreement, the board of directors of Vista has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Jefferies LLC, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of Vista Common Stock pursuant to this Agreement is fair, from a financial point of view, to the holders of Vista Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25          Vista Information. The information relating to Vista and its Subsidiaries that is provided in writing by Vista or its representatives specifically for inclusion in (a) the Proxy Statement, (b) the S-4 or (c) any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Vista with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of NBHC or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.26          Loan Portfolio.

(a)            The information with respect to each loan and other extensions of credit (including overdrafts and commitments to extend credit) (each, a “Loan”) set forth in the a data storage disk produced by Vista from its management information systems regarding the Loans (the “Loan Tape”), and, to the knowledge of Vista, any third-party information set forth in the Loan Tape is true, correct and accurate in all material respects as of the dates specified therein, or, if no such date is indicated therein, as of August 31, 2025 (the “Cut-off Date”).

(b)            (i) Section 3.26(b) of the Vista Disclosure Schedule sets forth a list of all Loans as of the date hereof by Vista and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O) of Vista or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(c)            Except as would not reasonably be expected to have a Material Adverse Effect on Vista, each Loan (i) was originated or purchased by Vista or its Subsidiaries and its principal balance as shown on Vista’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions regarding the rights and remedies of the holder thereof; provided, however, Vista makes no representation or warranty with regard to the collectability of any Loan, and (iii) complies, and at the time the Loan was originated complied, with all applicable requirements of federal, state, and local laws, and regulations and rules thereunder in all material respects.

(d)            Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated or purchased, as the case maybe, and is administered and serviced (to the extent administered and serviced by Vista or one of its Subsidiaries), and the relevant Loan Documentation is being maintained, in all material respects in accordance with Vista’s or its Subsidiary’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state, and local laws, and regulations and rules thereunder. The Loan Documentation with respect to each Loan was in compliance with applicable laws and regulations in all material respects at the time of origination or purchase by Vista or its Subsidiaries and is complete and correct in all material respects. For purposes of this Agreement, “Loan Documentation” means all Loan files and all documents included in Vista’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors’ notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(e)            Except as would not reasonably be expected to have a Material Adverse Effect on Vista, with respect to each Loan that is secured, Vista or its Subsidiaries have a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and such Lien has the priority described in the Loan Documentation (except as may be limited by the Enforceability Exceptions).

(f)            Except as set forth in Section 3.26(f) of the Vista Disclosure Schedule, none of the agreements pursuant to which Vista or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g)            Vista’s allowance for loan losses as of the most recent calendar quarter-end was, in the opinion of management, in compliance in all material respects with Vista’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

(h)            Section 3.26(h) of the Vista Disclosure Schedule identifies as of the Cut-off Date, (i) each Loan that was classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of Vista or any of its Subsidiaries that was classified as “Other Real Estate Owned” and the book value thereof.

3.27          Deposits. No deposit of Vista Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

3.28          Insurance. Except as would not reasonably be expected to have a Material Adverse Effect on Vista, (a) Vista and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Vista reasonably has determined to be prudent and consistent with industry practice, and neither Vista nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Vista and its Subsidiaries, Vista or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.29          No Investment Adviser or Broker-Dealer Subsidiary.

(a)            Neither Vista nor any Subsidiary of Vista serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

(b)            Neither Vista nor any Subsidiary of Vista is a broker-dealer required to be registered under the Exchange Act with the SEC.

3.30          No Other Representations or Warranties.

(a)            Except for the representations and warranties made by Vista in this Article III, neither Vista nor any other person makes any express or implied representation or warranty with respect to Vista, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Vista hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Vista nor any other person on behalf of Vista makes or has made any representation or warranty to NBHC or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Vista, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Vista in this Article III, any oral or written information presented to NBHC or any of its affiliates or representatives in the course of their due diligence investigation of Vista, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)            Vista acknowledges and agrees that neither NBHC nor any other person on behalf of NBHC has made or is making any express or implied representation or warranty other than those contained in Article IV.

Article IV

REPRESENTATIONS AND WARRANTIES OF NBHC

Except (a) as disclosed in the disclosure schedule delivered by NBHC to Vista concurrently herewith (the “NBHC Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the NBHC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by NBHC that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any NBHC Reports publicly filed with or furnished to the SEC by NBHC after January 1, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), NBHC hereby represents and warrants to Vista as follows:

4.1            Corporate Organization.

(a)            NBHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered with the Federal Reserve Board under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. NBHC has the corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. NBHC is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect on NBHC. True and complete copies of the second amended and restated certificate of incorporation of NBHC, as amended (“NBHC Charter”), and second amended and restated bylaws of NBHC (“NBHC Bylaws”), as in effect as of the date of this Agreement, have previously been made available by NBHC to Vista.

(b)            Except, in the case of clauses (ii) and (iii) only, as would not reasonably be expected to have a Material Adverse Effect on NBHC, each Subsidiary of NBHC (a “NBHC Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of NBHC to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of NBHC that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of NBHC, threatened. Section 4.1(b) of the NBHC Disclosure Schedule sets forth a true and complete list of all Subsidiaries of NBHC as of the date hereof.

4.2            Capitalization.

(a)            As of the date hereof, the authorized capital stock of NBHC consists of 200,000,000 shares of NBHC Class A Common Stock, 200,000,000 shares of Class B Non-Voting Common Stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, par value $.01 per share. As of September 12, 2025, no shares of capital stock or other voting securities of NBHC are issued, reserved for issuance or outstanding, other than (i) 37,815,294 shares of NBHC Common Stock issued and outstanding, (ii) 331,950 shares of unvested restricted NBHC Common Stock entitled to vote, (iii) 324,368 shares of NBHC Common Stock reserved for issuance that may become outstanding if the performance conditions under which such shares were granted are subsequently achieved, (iv) 549,021 shares of NBHC Common Stock reserved for issuance upon the exercise of outstanding stock options, (v) 843,508 shares of NBHC Common Stock reserved for issuance for future grants under NBHC’s equity compensation plans, (vi) 196,759 shares of NBHC Common Stock reserved for issuance for future grants under NBHC’s Employee Stock Purchase Plan and (vii) 13,340,644 shares of NBHC Common Stock held in treasury. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since September 12, 2025 resulting from the exercise, vesting or settlement of any NBHC equity awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of NBHC issued, reserved for issuance or outstanding. All of the issued and outstanding shares of NBHC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of NBHC may vote are issued or outstanding. Other than as described in clauses (ii) and (iii) above, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating NBHC to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)            There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which NBHC or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the NBHC Common Stock or other equity interests of NBHC.

(c)            NBHC owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each NBHC Subsidiary, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to NBHC Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No NBHC Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3            Authority; No Violation.

(a)            NBHC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the board of directors of NBHC. The board of directors of NBHC has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of NBHC and its shareholders. Except for the adoption and approval of the Bank Merger Agreement by the board of directors of NBH Bank and NBHC as its sole shareholder, no other corporate proceedings on the part of NBHC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NBHC and (assuming due authorization, execution and delivery by Vista) constitutes a valid and binding obligation of NBHC, enforceable against NBHC in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of NBHC Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of NBHC will have any preemptive right or similar rights in respect thereof.

(b)            Neither the execution and delivery of this Agreement by NBHC, nor the consummation by NBHC of the transactions contemplated hereby, nor compliance by NBHC with any of the terms or provisions hereof, will (i) violate any provision of the NBHC Charter or the NBHC Bylaws or comparable governing documents of any NBHC Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NBHC, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NBHC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NBHC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) as would not reasonably be expected to have a Material Adverse Effect on NBHC.

4.4          Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and Bank Merger Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the TDB or CDB in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices listed on Section 3.4 of the Vista Disclosure Schedule or Section 4.4 of the NBHC Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (f) the filing of the Certificates of Merger with the Texas Secretary pursuant to the TBOC and the Delaware Secretary pursuant to the DGCL, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of NBHC Common Stock pursuant to this Agreement and the approval of the listing of such NBHC Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by NBHC of this Agreement or (ii) the consummation by NBHC of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, NBHC is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

4.5          Reports.

(a)          NBHC and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with any Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have a Material Adverse Effect on NBHC. Subject to Section 9.7, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of NBHC and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of NBHC, investigation into the business or operations of NBHC or any of its Subsidiaries since January 1, 2022, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of NBHC or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of NBHC or any of its Subsidiaries since January 1, 2022, in each case of clauses (i) through (iii), which would reasonably be expected to have a Material Adverse Effect on NBHC.

(b)          An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by NBHC or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2022 (the “NBHC Reports”) is publicly available. No such NBHC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all NBHC Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of NBHC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the NBHC Reports.

4.6          Financial Statements.

(a)          The financial statements of NBHC and its Subsidiaries included (or incorporated by reference) in the NBHC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of NBHC and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of NBHC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of NBHC and its Subsidiaries have been, since January 1, 2022, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, KPMG LLP has not resigned (or informed NBHC that it intends to resign) or been dismissed as independent public accountants of NBHC as a result of or in connection with any disagreements with NBHC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have a Material Adverse Effect on NBHC, neither NBHC nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (a) those liabilities that are reflected or reserved against on the consolidated balance sheet of NBHC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 (including any notes thereto) and (b) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of NBHC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of NBHC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to be material to NBHC and its Subsidiaries, taken as a whole. NBHC (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to NBHC, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of NBHC by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to NBHC’s outside auditors and the audit committee of NBHC’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably expected to adversely affect NBHC’s ability to record, process, summarize and report financial information, and (y) to the knowledge of NBHC, any fraud, whether or not material, that involves management or other employees who have a significant role in NBHC’s internal controls over financial reporting. These disclosures were made in writing by management to NBHC’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Vista. To the knowledge of NBHC, there is no reason to believe that NBHC’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since January 1, 2022, (i) neither NBHC nor any of its Subsidiaries, nor, to the knowledge of NBHC, any director, officer, auditor, accountant or representative of NBHC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of NBHC, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of NBHC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that NBHC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing NBHC or any of its Subsidiaries, whether or not employed by NBHC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by NBHC or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of NBHC or any committee thereof or similar governing body of any NBHC Subsidiary or any committee thereof, or, to the knowledge of NBHC, to any director or officer of NBHC or any NBHC Subsidiary.

4.7          Broker’s Fees. Neither NBHC nor any NBHC Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than any such fee that will be payable solely by NBHC or any NBHC Subsidiary.

4.8          Absence of Certain Changes or Events.

(a)          Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect on NBHC.

(b)          Since December 31, 2024 through the date of this Agreement, except with respect to the transactions contemplated hereby, NBHC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course (other than discussions and negotiations related to this Agreement or any other potential strategic transactions).

4.9          Legal Proceedings.

(a)          Neither NBHC nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of NBHC, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) that is against NBHC or any of its Subsidiaries or any of their current or former directors or executive officers, or (ii) that is of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby, in each case that would reasonably be expected to be, individually or in the aggregate, material to NBHC and its Subsidiaries, taken as a whole.

(b)          There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon NBHC, any of its Subsidiaries or the assets of NBHC or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to have a Material Adverse Effect on NBHC.

4.10         Compliance with Applicable Law.

(a)          NBHC and each of its Subsidiaries hold, and have at all times since January 1, 2022 held, all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have a Material Adverse Effect on NBHC, and to the knowledge of NBHC no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit or authorization that is material to NBHC and its Subsidiaries taken as a whole, is pending or threatened.

(b)          Except as would not reasonably be likely to be, either individually or in the aggregate, material to NBHC and its Subsidiaries, taken as a whole, NBHC and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to NBHC or any of its Subsidiaries, including (to the extent applicable to NBHC or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c)          NBH Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d)          NBHC maintains a written information privacy and security program that includes reasonable measures designed to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

(e)          Without limitation, none of NBHC or any of its Subsidiaries, or to the knowledge of NBHC, any director, officer, employee, agent or other person acting on behalf of NBHC or any of its Subsidiaries has, directly or indirectly, (i) used any funds of NBHC or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of NBHC or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of NBHC or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Vista or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for NBHC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for NBHC or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be expected to be, either individually or in the aggregate, material to NBHC and its Subsidiaries, taken as a whole.

(f)          As of the date hereof, NBHC, NBH Bank and each other insured depository institution Subsidiary of NBHC is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither NBHC nor any of its Subsidiaries has received any written indication from a Governmental Entity that its status as “well-capitalized” or that NBH Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g)          Except as would not reasonably be likely to be, either individually or in the aggregate, material to NBHC and its Subsidiaries, taken as a whole, (i) NBHC and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations, (ii) none of NBHC, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account and (iii) neither NBHC nor any of its Subsidiaries has received any written or, to the knowledge of NBHC, oral, customer demands, complaints or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary or agency account.

4.11         Taxes and Tax Returns.

(a)          Each of NBHC and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither NBHC nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of NBHC and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. NBHC and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements. Each of NBHC and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Each of NBHC and its Subsidiaries has complied in all material respects with all information reporting and backup withholding provisions of applicable law, including the collection, review and retention of any required withholding certificates or comparable documents and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code. Neither NBHC nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of NBHC and its Subsidiaries for all years up to and including December 31, 2020 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(b)          No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against NBHC or any of its Subsidiaries. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of NBHC and its Subsidiaries or the assets of NBHC and its Subsidiaries. Neither NBHC nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that NBHC or any of its Subsidiaries was required to file any Tax Return that was not filed or was liable for any amount of Taxes that was not paid. Within the past six (6) years, NBHC has not requested any private letter rulings and is not, and has not been, party to any closing agreements, gain recognition agreements or other written agreements with respect to Taxes. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of NBHC or any of its Subsidiaries. Neither NBHC nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (i) exclusively between or among NBHC and its Subsidiaries or (ii) entered into in the ordinary course of business which does not primarily relate to Taxes).

(c)          Neither NBHC nor any of its Subsidiaries (A) is or has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was NBHC or any of its Subsidiaries) or (B) has any liability for the Taxes of any person (other than NBHC or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither NBHC nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither NBHC nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any similar provision of state, local or foreign law).

4.12         Reorganization. NBHC has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.13         Certain Contracts.

(a)          Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which NBHC or any of its Subsidiaries is a party or by which NBHC or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by NBHC, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “NBHC Contract”), and neither NBHC nor any of its Subsidiaries knows of, or has received written, or to the knowledge of NBHC, oral notice of, any violation of any NBHC Contract by any of the other parties thereto which would reasonably be expected to have a Material Adverse Effect on NBHC.

(b)          In each case, except as would not reasonably be expected to have a Material Adverse Effect on NBHC: (i) each NBHC Contract is valid and binding on NBHC or one of its Subsidiaries, as applicable, and in full force and effect, (ii) NBHC and each of its Subsidiaries have performed all obligations required to be performed by it prior to the date hereof under each NBHC Contract, (iii) to the knowledge of NBHC, each third-party counterparty to each NBHC Contract has performed all obligations required to be performed by it to date under such NBHC Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of NBHC or any of its Subsidiaries or, to the knowledge of NBHC, any counterparty thereto, under any such NBHC Contract.

4.14         Agreements with Regulatory Agencies. Subject to Section 9.7, except as would not reasonably be expected to have a Material Adverse Effect on NBHC, neither NBHC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the NBHC Disclosure Schedule, a “NBHC Regulatory Agreement”), nor has NBHC or any of its Subsidiaries been advised in writing or, to the knowledge of NBHC, orally, since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such NBHC Regulatory Agreement.

4.15         Derivative Instruments. Except as would not be reasonably expected to have a Material Adverse Effect on NBHC, (a) all Derivative Transactions, whether entered into for the account of NBHC or one of its Subsidiaries or for the account of a customer of NBHC or one of its Subsidiaries, were entered into in the ordinary course of business of NBHC and its Subsidiaries and in compliance with applicable laws and other policies, practices and procedures employed by NBHC and its Subsidiaries, as applicable, and are legal, valid and binding obligations of NBHC or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by Enforceability Exceptions), and are in full force and effect; (b) NBHC and its Subsidiaries have duly performed all of their obligations thereunder to the extent required, and, to the knowledge of NBHC, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder; and (c) the financial position of NBHC and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of NBHC and such Subsidiaries in accordance with GAAP.

4.16         Investment Securities.

(a)          Except as would not, either individually or in the aggregate, reasonably be expected to be material to NBHC and its Subsidiaries, taken as a whole, each of NBHC and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of NBHC or its Subsidiaries. Such securities and commodities are valued on the books of NBHC in accordance with GAAP in all material respects.

(b)          NBHC and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that NBHC believes are prudent and reasonable in the context of their respective businesses, and NBHC and its Subsidiaries have, since January 1, 2022, been in compliance with such policies, practices and procedures in all material respects.

4.17          Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between NBHC or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of NBHC or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding NBHC Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of NBHC), on the other hand, of the type required to be reported in any NBHC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

4.18          NBHC Information. The information relating to NBHC and its Subsidiaries that is provided in writing by NBHC or its representatives specifically for inclusion in (a) the Proxy Statement, (b) the S-4 or (c) any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by NBHC with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Vista or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.19         No Other Representations or Warranties.

(a)          Except for the representations and warranties made by NBHC in this Article IV, neither NBHC nor any other person makes any express or implied representation or warranty with respect to NBHC, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and NBHC hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither NBHC nor any other person on behalf of NBHC makes or has made any representation or warranty to Vista or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to NBHC, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by NBHC in this Article IV, any oral or written information presented to Vista or any of its affiliates or representatives in the course of their due diligence investigation of NBHC, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)          NBHC acknowledges and agrees that neither Vista nor any other person on behalf of Vista has made or is making any express or implied representation or warranty other than those contained in Article III.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Vista Disclosure Schedule), required by law or any Governmental Entity or as consented to in writing by NBHC (such consent not to be unreasonably withheld, conditioned or delayed), (a) Vista shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects consistent with past practice and (ii) use reasonable best efforts to maintain and preserve intact its business organization, and relationships with employees, customers and Governmental Entities, and advantageous business relationships and (b) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or the ability of Vista to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2          Vista Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Vista Disclosure Schedule), required by applicable law or as consented to in writing by NBHC (such consent not to be unreasonably withheld, conditioned or delayed), Vista shall not, and shall not permit any of its Subsidiaries to:

(a)          incur any indebtedness for borrowed money (other than indebtedness of Vista or any of its wholly owned Subsidiaries to Vista or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in each case other than (x) in the ordinary course of business consistent with past practice not in excess of $100,000 in the aggregate or (y) for the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank and the Federal Reserve Bank discount window, sales of certificates of deposits, and entry into repurchase agreements;

(b)           (i)            adjust, split, combine or reclassify any capital stock;

(ii)          make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except (A) the acceptance of shares of Vista Common Stock as payment for the exercise price of Vista Stock Options or Vista Warrants or for withholding taxes incurred in connection with the exercise of Vista Stock Options or Vista Warrants or the vesting or settlement of Vista Restricted Stock Awards and dividend equivalents thereon, if any, in each case, in accordance with past practice and to the extent required or permitted by the terms of the applicable award agreements or warrant agreements, as applicable, as in effect on the date hereof or (B) dividends paid by any of the Subsidiaries of Vista to Vista or any of its wholly owned Subsidiaries); grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, including Vista Equity Awards, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities; or

(iii)          issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except for the issuance of shares upon the exercise of Vista Stock Options or Vista Warrants or the vesting or settlement of Vista Equity Awards outstanding as of the date hereof;

(c)          sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness of any such person or any claims against any such person, in each case other than in the ordinary course of business, including any debt collection or foreclosure transactions, or pursuant to contracts or agreements in force at the date of this Agreement;

(d)          except for transactions in the ordinary course of business consistent with past practice (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted), make any material investment or acquisition, either by purchase of stock, securities or other equity interests, contributions to capital, property transfers, or purchase of any property or assets of any person other than a wholly owned Subsidiary of Vista;

(e)          in each case except in the ordinary course of business consistent with past practice (i) terminate, materially amend, or waive any material provision of, any Vista Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business without material adverse changes to terms with respect to Vista or its Subsidiaries or (ii) enter into any contract that would constitute a Vista Contract if it were in effect on the date of this Agreement;

(f)          except as required under applicable law, this Agreement or by the terms of any Vista Benefit Plan as in effect as of the date hereof or by Sections 1.8(a) – (d) and Section 6.6 of this Agreement, (i) enter into, adopt or terminate any Vista Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a Vista Benefit Plan if in effect as of the date hereof), (ii) amend any Vista Benefit Plan, other than de minimis administrative amendments in the ordinary course of business consistent with past practice that do not materially increase the cost or expense of maintaining, or increase the benefits payable under, such Vista Benefit Plan, (iii) pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation, (iv) accelerate the vesting, funding or payment of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any Vista Equity Awards or other equity-based awards or other compensation or benefit, (v) enter into any collective bargaining agreement or similar agreement or arrangement,(vi) except for increases in base salary or wage in the ordinary course of business consistent with past practice and in amounts that shall not exceed 5% for any individual employee and 3% in the aggregate for all employees, increase the compensation, bonus, severance, termination pay or other benefits payable to any of their respective current, prospective or former employees, officers, directors or independent contractors, (vii) fund or provide any funding for any rabbi trust or similar arrangement, (viii) terminate the employment or services of any employee, officer, director or any independent contractor or consultant whose annual base salary or wage or annual consulting fee is greater than $200,000, in each case other than for cause, or (ix) hire or promote any employee, officer, director or any independent contractor or consultant whose annual base fee or base wage is or would be greater than $200,000;

(g)          settle any claim, suit, action or proceeding other than any settlement involving solely money damages not in excess of $200,000 individually or $400,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payment received by Vista or any of its Subsidiaries in respect thereof) that does not involve or create an adverse precedent and that would not impose any material restriction on the business of Vista or its Subsidiaries or the Surviving Corporation or its Subsidiaries;

(h)          (i) agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or adversely affecting its or its Subsidiaries’ respective businesses or operations or (ii) waive or release any material rights or claims other than in the ordinary course of business;

(i)           take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(j)           amend the Vista Articles, the Vista Bylaws, or comparable governing documents of its Subsidiaries;

(k)          merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(l)           materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(m)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(n)          change in any material respect its lending, investment, underwriting, risk and asset liability management, pricing, securitization and servicing policies and practices (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or a Governmental Entity;

(o)          except pursuant to existing commitments entered into prior to the date of this Agreement and disclosed to NBHC prior to the date of this Agreement, make or acquire, renew, modify in any material respect or extend any loans that, (A) are outside of the ordinary course of business consistent with past practice or inconsistent with, or in excess of the limitations contained in, Vista’s loan policy, or (B) (1) with respect to loans to existing customers, increase the aggregate outstanding commitments or credit exposure to any such existing customer by more than $5,000,000 on a fully-secured basis (or $250,000 on any loan that is not on a fully-secured basis); or (2) with respect to loans to new customers, result in an aggregate commitment or credit exposure to any such new customer in excess of $3,000,000 on a fully-secured basis (or $250,000 on any loan that is not on a fully-secured basis); provided, that any such loan applicable to this clause (B) shall not include any loan for which a commitment to make or acquire was entered into prior to the date of this Agreement, in each case of this clause (B), without first notifying by email and, if requested by NBHC within two (2) business days of receipt of such notice, consulting with NBHC (which notification will be made through a representative designated by NBHC in Section 5.2(o) of the NBHC Disclosure Schedule);

(p)          make, or commit to make, any capital expenditures that exceed by more than $100,000 in the aggregate;

(q)          make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended income or other material Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(r)           (i) make any application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of Vista or its Subsidiaries, (ii) other than in consultation with NBHC, make any application for the closing of or close any branch or (iii) other than in consultation with NBHC, purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course of business) or enter into any lease with respect to real property;

(s)          foreclose upon or otherwise acquire any commercial real property (i) in excess of $2,500,000, or (ii) that would reasonably be expected to raise environmental concerns (e.g., gas stations, dry cleaners, etc.), in each case, prior to receipt of a Phase I environmental review thereof;

(t)           cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount, scope and insurer) to that in effect as of the date of this Agreement;

(u)          knowingly take any action that is intended to adversely affect or materially delay the ability of Vista or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Vista Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(v)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3          NBHC Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the NBHC Disclosure Schedule), required by applicable law or as consented to in writing by Vista (such consent not to be unreasonably withheld, conditioned or delayed), NBHC shall not, and shall not permit any of its Subsidiaries to:

(a)          amend the NBHC Charter or the NBHC Bylaws in a manner that would adversely affect the holders of Vista Common Stock, or adversely affect the holders of Vista Common Stock relative to the other holders of NBHC Common Stock;

(b)          (i) adjust, split, combine or reclassify any capital stock of NBHC or (ii) make, declare or pay any extraordinary dividend, or make any other extraordinary distribution on, any shares of NBHC Common Stock;

(c)          take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(d)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

Article VI

ADDITIONAL AGREEMENTS

6.1          Regulatory Matters.

(a)          NBHC and Vista shall promptly prepare a proxy statement with respect to the Vista Meeting (including any amendments or supplements thereto, the “Proxy Statement”), and NBHC (with Vista’s reasonable cooperation) shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. NBHC and Vista shall cooperate with each other and use reasonable best efforts to make such filing within sixty (60) days of the date of this Agreement. Each of NBHC and Vista shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Vista shall thereafter mail or deliver the Proxy Statement to its shareholders. NBHC shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement as promptly as practicable, and Vista shall furnish all information concerning Vista and its Subsidiaries and the holders of Vista Common Stock as may be reasonably requested in connection with any such action.

(b)          The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings as soon as reasonably practicable and in no event later than thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies and Governmental Entities. Without limiting the generality of the foregoing, as soon as reasonably practicable and in no event later than thirty (30) days of the date of this Agreement, NBHC and Vista shall, and shall cause their respective Subsidiaries to cooperate with each other in connection therewith (including the furnishing of any information that may be reasonably requested or required to obtain the Requisite Regulatory Approvals) and shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to respond and comply as promptly as practicable to any requests by Governmental Entities for documents and information. NBHC and Vista shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Vista or NBHC, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law; and provided that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law.

(c)          In furtherance and not in limitation of the foregoing, each of NBHC and Vista shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement, including to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, provided, however, that notwithstanding anything contained in this Agreement, NBHC or Vista shall not be required to, and NBHC or Vista shall not (without the written consent of the other party), take any action, or commit to take any action, or agree to any condition or restriction that would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to Vista and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(d)          NBHC and Vista shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of NBHC, Vista or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of NBHC and Vista agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto will, at the time of filing and the date of mailing to the shareholders of Vista and at the time of the Vista Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, and (iii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of NBHC and Vista further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement and any amendment or supplement thereto.

(e)          NBHC and Vista shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2          Access to Information.

(a)          Subject to Section 9.7, upon reasonable notice and subject to applicable laws, each of NBHC and Vista, for the purposes of verifying the representations and warranties of the other party and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, directors, employees, agents, accountants, counsel, advisors and other representatives (collectively, “Representatives”) of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems, and records, provided that such investigation or requests shall not interfere unnecessarily with normal business operations of the other party, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of NBHC and Vista shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither NBHC nor Vista nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of NBHC’s or Vista’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          Each of NBHC and Vista shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated July 14, 2025, between NBHC and Vista (the “Confidentiality Agreement”).

(c)          No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d)          From and after the date hereof, Vista shall provide NBHC within ten (10) business days of the end of each calendar month with (i) an unaudited, consolidated balance sheet of Vista and its Subsidiaries as of the end of such calendar month and (ii) an unaudited, consolidated statement of income of Vista and its Subsidiaries for such month (collectively, the “Subsequent Unaudited Monthly Financial Statements”); provided that if NBHC provides written notice to Vista in good faith that NBHC reasonably believes that the Closing Date will occur within sixty (60) days following such notice, Vista shall provide a good faith estimate of the Unaudited Monthly Financial Statements for each of the subsequent calendar months until the Closing occurs no later than three (3) business days following the end of each such calendar month. The Subsequent Unaudited Monthly Financial Statements shall (A) be prepared from, and in accordance with, the books and records of Vista and its Subsidiaries, (B) fairly present in all material respects the results of operations, and financial position of, as applicable, Vista and each of its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to normal year-end audit adjustments), and (C) be prepared, to the extent applicable, in a manner consistent with the methodologies, assumptions, policies and practices used in the preparation of the Unaudited Monthly Financial Statements. Vista shall make available to NBHC all relevant books, records and other supporting information reasonably required for NBHC’s review of the Subsequent Unaudited Monthly Financial Statements upon reasonable advance notice and during normal business hours. As soon as practicable after they become available, Vista shall provide NBHC all call reports filed by Vista’s depositary Subsidiaries with any Governmental Entity after the date of this Agreement.

(e)          Vista shall, and shall use reasonable best efforts to cause Vista’s independent auditor to, cooperate with NBHC in connection with the preparation of financial statements of Vista and pro forma financial statements, if any, that NBHC informs Vista it intends to file with the SEC, including delivering such audited and/or unaudited financial statements as NBHC may reasonably request for inclusion in such filings and using reasonable best efforts to cause Vista’s independent auditor to deliver to NBHC any related consents.

6.3          Vista Shareholder Approval.

(a)          Vista shall take, in accordance with applicable law and the Vista Articles and Vista Bylaws, all actions necessary to convene a meeting of its shareholders (the “Vista Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Vista Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement. Except in the case of a Vista Adverse Recommendation Change, the board of directors of Vista shall use its reasonable best efforts to obtain from the shareholders of Vista the Requisite Vista Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they approve this Agreement and the transactions contemplated hereby (the “Vista Board Recommendation”). If requested by NBHC, Vista shall engage proxy solicitor reasonably acceptable to NBHC to assist in the solicitation of proxies from shareholders relating to the Requisite Vista Vote. Vista and its board of directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to NBHC the Vista Board Recommendation, (ii) fail to make the Vista Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse a Vista Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse a Vista Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Vista Acquisition Proposal or (B) reaffirm the Vista Board Recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Vista Meeting) after a Vista Acquisition Proposal is made public or any request by NBHC to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, an “Vista Adverse Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the board of directors of Vista, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Vista Board Recommendation, then, prior to the receipt of the Requisite Vista Vote, in submitting this Agreement and the Merger to its shareholders, the board of directors of Vista may (but shall not be required to) withhold or withdraw or modify or qualify in a manner adverse to NBHC the Vista Board Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Vista may communicate the basis for its Vista Adverse Recommendation Change to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto; provided that the board of directors of Vista may not take any actions under this sentence unless (i) it gives NBHC at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the board of directors of Vista in response to a Vista Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Vista Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the board of directors of Vista takes into account any amendment or modification to this Agreement proposed by NBHC and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Vista Board Recommendation. Any material amendment to any Vista Acquisition Proposal will be deemed to be a new Vista Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.

(b)          Vista shall adjourn or postpone the Vista Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Vista Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Vista has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Vista Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Vista Meeting shall be convened and this Agreement and the Merger shall be submitted to the shareholders of Vista at the Vista Meeting, for the purpose of voting on the approval of this Agreement and the Merger and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Vista of such obligation. Vista shall only be required to adjourn or postpone the Vista Meeting two (2) times pursuant to the first sentence of this Section 6.3(b).

6.4          Legal Conditions to Merger. Subject in all respects to Section 6.1, each of NBHC and Vista shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Vista or NBHC or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement and (c) to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(d), including by executing and delivering representations contained in certificates of officers of Vista and NBHC reasonably satisfactory in form and substance to their respective counsel.

6.5          Stock Exchange Listing. NBHC shall cause the shares of NBHC Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6          Employee Matters.

(a)          NBHC shall provide the employees of Vista and its Subsidiaries as of the Effective Time (the “Continuing Employees”), for so long as they are employed following the Effective Time, with the following during the period commencing at the Effective Time and ending on December 31, 2026 (the “Continuation Period”): (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such employee immediately prior to the Effective Time, and (ii) incentive compensation opportunities and employee benefits (excluding change in control or retention arrangements, any frozen benefit plans of NBHC and its Subsidiaries or benefit plans that exclusively provide benefits to grandfathered employees of NBHC and its Subsidiaries) that are substantially comparable in the aggregate to those provided to similarly situated employees of NBHC or its Subsidiaries; provided that, until such time as NBHC fully integrates the Continuing Employees into its plans, participation in the Vista Benefit Plans shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participating in the plans of NBHC and its Subsidiaries on different dates following the Effective Time with respect to different benefit plans. Each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated during the Continuation Period under severance qualifying circumstances shall be provided severance benefits under the broad-based severance policy maintained by NBHC or its Subsidiaries. Vista and NBHC will cooperate to implement the commitments set forth on Section 6.6(a) of the NBHC Disclosure Schedule.

(b)          With respect to any employee benefit plans of NBHC or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), NBHC and its Subsidiaries shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Vista Benefit Plan; (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under an Vista Benefit Plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous Vista Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans; and (iii) recognize all service of such employees with Vista and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Vista Benefit Plan prior to the Effective Time; provided that, the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension or retiree welfare plan, (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits, or (D) for purposes of any equity incentive awards granted by NBHC.

(c)          Unless otherwise requested by NBHC in writing at least five (5) business days prior to the Effective Time, Vista shall cause any 401(k) plan sponsored or maintained by Vista (the “Vista 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. If the Vista 401(k) Plan is terminated, the Continuing Employees shall be eligible to participate, effective as soon as reasonably practicable following the Effective Time, in a 401(k) plan sponsored or maintained by NBHC or one of its Subsidiaries (a “NBHC 401(k) Plan”). Vista and NBHC shall take any and all actions as may be required, including amendments to the Vista 401(k) Plan and/or NBHC 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the NBHC 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof. Vista shall provide NBHC with evidence that the Vista 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.6(c); provided that, prior to amending or terminating the Vista 401(k) Plan, Vista shall provide the form and substance of any applicable resolutions or amendments to NBHC for review and approval.

(d)          No later than five (5) business days prior to the Closing Date, Vista shall submit for approval by stockholders of Vista and its affiliates entitled to vote on such matters (the “280G Equityholders”), in conformance with Section 280G of the Code and the regulations thereunder (the “280G Equityholder Vote”), any payments that could reasonably be expected to constitute a “parachute payment” pursuant to Section 280G of the Code, including any new proposed arrangements with NBHC (each, a “Parachute Payment”) on behalf of each “disqualified individual” (as defined in Section 280G of the Code and the regulations promulgated thereunder) and which are irrevocably waived by such individual under the immediately following sentence. Prior to the distribution of the 280G Equityholder Vote materials, Vista shall use commercially reasonable efforts to obtain an irrevocable waiver of the right to any Parachute Payment (in the absence of the 280G Equityholder Vote) from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations thereunder) whose Parachute Payments would be subject to the 280G Equityholder Vote. Vista shall have delivered to NBHC complete copies of all disclosures, the waivers and other related documents that will be provided to the 280G Equityholders in connection with the 280G Equityholder Vote at least ten (10) business days prior to the Closing Date for NBHC’s comment and approval.

(e)          As promptly as practicable following the date hereof (and in any event no later than five (5) Business Days prior to the Closing Date) Vista shall grant the Specified Vista Restricted Stock Award as set forth in Section 1.8(e) of the Vista Disclosure Schedule.

(f)          Prior to the Closing, but no earlier than ten (10) days before the Closing, Vista shall make the payments set forth on Section 6.6(f) of the Vista Disclosure Schedule.

(g)          Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Vista or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Vista, NBHC, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Vista, NBHC or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Vista or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Vista Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of NBHC or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Vista Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Vista or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7          Indemnification; Insurance.

(a)          At or prior to the Effective Time, NBHC shall purchase past acts and extended reporting period insurance coverage under Vista’s (i) current directors and officers insurance policy, (ii) employment practices liability insurance policy and (iii) bankers professional insurance policy (provided that NBHC may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured for each of the foregoing), in each case that (x) provides coverage with respect to claims arising from facts or events which occurred at the Effective Time or during at least the six (6) year period immediately preceding the Effective Time (including the transactions contemplated by this Agreement) and (y) is in effect for a period of at least six (6) years from and after the Effective Time; provided, however, NBHC shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Vista for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then NBHC shall cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Vista may, in consultation with NBHC, obtain at or prior to the Effective Time a six-year “tail” policy under Vista’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If NBHC or Vista purchases such a “tail policy,” NBHC shall maintain in effect such “tail policy.”

(b)          For a period of no less than six (6) years from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by Vista pursuant to the Vista Articles, the Vista Bylaws, the governing or organizational documents of any Subsidiary of Vista and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(b) of the Vista Disclosure Schedule, each present and former director or officer of Vista and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Vista Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of Vista or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided that in the case of advancement of expenses the Vista Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Vista Indemnified Party is not entitled to indemnification.

(c)          The obligations of Vista, NBHC and the Surviving Corporation under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Vista Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Vista Indemnified Party or affected person.

(d)          The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Vista Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8          Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest NBHC or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the then-current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

6.9          Advice of Changes. NBHC and Vista shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development known to it (i) that has had or is reasonably expected to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably expected to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10          Dividends. After the date of this Agreement, Vista shall coordinate with NBHC with respect to the declaration of any dividends in respect of Vista Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Vista Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, in any quarter with respect to their shares of Vista Common Stock and any shares of NBHC Common Stock any such holder receives in exchange therefor in the Merger.

6.11         Vista Acquisition Proposals.

(a)          Vista shall not, and shall cause its Subsidiaries, officers and directors, and use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Vista Acquisition Proposal (except to notify a person that has made or, to the knowledge of Vista, is making any inquiries with respect to, or is considering making, a Vista Acquisition Proposal, of the existence of the provisions of this Section 6.11); provided that, prior to the receipt of the Requisite Vista Vote, in the event Vista receives an unsolicited bona fide written Vista Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any confidential or nonpublic information permitted to be provided pursuant to the foregoing proviso, Vista shall have provided such information to NBHC, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Vista. Vista will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than NBHC with respect to any Vista Acquisition Proposal. Vista shall, and shall cause its Subsidiaries to, promptly request (to the extent it has not already done so prior to the date of this Agreement) any person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Vista Acquisition Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information of Vista or its Subsidiaries in the possession of such person or its Representatives. Vista will promptly (and in any event within twenty-four (24) hours) advise NBHC following receipt of any Vista Acquisition Proposal or any inquiry which could reasonably be expected to lead to a Vista Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Vista Acquisition Proposal), will provide NBHC with an unredacted copy of any such Vista Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Vista Acquisition Proposal and will keep NBHC reasonably apprised of any related developments, discussions and negotiations on a current basis, including by providing to NBHC as soon as reasonably practicable (and in any event within forty-eight (48) hours) any amendments to or revisions of the terms of such inquiry or Vista Acquisition Proposal. Vista shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. Unless this Agreement has been terminated in accordance with its terms, Vista shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.11) relating to any Vista Acquisition Proposal. As used in this Agreement, “Vista Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Vista and its Subsidiaries or 20% or more of any class of equity or voting securities of Vista or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Vista, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Vista or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Vista, or (iii) a merger, consolidation, share exchange or other business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Vista or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Vista.

6.12         Public Announcements. The parties hereto agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Vista and NBHC. Thereafter, each of the parties agrees that no public release, statement or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law, or any listing agreement with or rule of any national securities exchange or association, or the rules or regulations of any applicable Governmental Entity to which the relevant party is subject, in which case the party required to make the release, statement or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release, statement or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, statements or announcements made after the date of this Agreement in compliance with this Section 6.12.

6.13         Change of Method. NBHC and Vista may, upon mutual agreement, at any time prior to the Effective Time change the method or structure of effecting the combination of Vista and NBHC (including the provisions of Article I) if and to the extent both parties deem such change to be necessary, appropriate or desirable; provided that unless this Agreement is amended by agreement of each party in accordance with Section 9.2, no such change shall (a) alter or change the Exchange Ratio or the amount of Cash Merger Consideration per share of Vista Common Stock provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to NBHC’s shareholders or Vista’s shareholders pursuant to this Agreement, (c) adversely affect the Tax treatment of Vista or NBHC pursuant to this Agreement or (d) be reasonably expected to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.14         Restructuring Efforts. If Vista shall have failed to obtain the Requisite Vista Vote at the duly convened Vista Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including without limitation the amount or kind of the consideration to be issued to holders of the capital stock of Vista as provided for in this Agreement, in a manner adverse to such party or its stockholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.14) to Vista stockholders for adoption.

6.15         Takeover Restrictions. None of Vista, NBHC or their respective boards of directors and Subsidiaries shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each party and their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

6.16         Litigation and Claims. Each of NBHC and Vista shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of NBHC or Vista, as applicable, threatened against NBHC, Vista or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by NBHC, Vista, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Vista shall give NBHC the opportunity to participate, at NBHC’s expense, in Vista’s defense or settlement of any shareholder litigation against Vista and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger and the Bank Merger. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation and will in good faith take such comments into account. Vista agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against Vista or its directors, executive officers or similar persons by any shareholder of Vista relating to this Agreement, the Merger, the Bank Merger or any other transaction contemplated hereby without the prior written consent of NBHC, which consent shall not be unreasonably withheld, conditioned or delayed.

6.17         Vista Indebtedness. At least one business day prior to the Closing, Vista shall repay in full all indebtedness set forth on Section 6.17 of the Vista Disclosure Schedule (the “Vista Indebtedness”), and to deliver to NBHC prior to Closing evidence of such repayment and evidence of the release of any security interests in assets of Vista related thereto. If necessary, Vista shall use reasonable best efforts to (a) cause Vista Bank to pay a dividend to Vista in an amount sufficient to allow Vista to make any requested repayments and (b) obtain any required regulatory approvals necessary to enable Vista to pay any such requested payments and to enable the payment of the dividend by Vista Bank described in clause (a); provided that, if Vista, in compliance with its obligations pursuant to this Section 6.17, is unable to obtain all such required regulatory approvals, then NBHC shall use commercially reasonable efforts to provide debt financing to Vista on arms’ length terms for the exclusive purpose of repaying the Vista Indebtedness prior to the Closing.

6.18         Corporate Governance. Prior to the Effective Time, NBHC shall take all appropriate action so that as of the Effective Time, the number of directors constituting the Boards of Directors of NBHC shall be increased by one and one director of Vista as of immediately prior to the Effective Time (which individual shall be mutually agreed by Vista and NBHC prior to the Closing) shall be appointed as a director of NBHC.

6.19         Exemption from Liability under Section 16(b). The board of directors of NBHC, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such steps as may be required to cause any acquisitions of NBHC Common Stock by any holders of Vista Common Stock or Vista Restricted Stock Awards who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act pursuant to the transactions contemplated by this Agreement to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.20        Additional Actions. Vista and NBHC agree to the additional commitments as set forth on Section 6.20 of the NBHC Disclosure Schedule.

Article VII

CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Shareholder Approval. This Agreement shall have been approved by the shareholders of Vista by the Requisite Vista Vote.

(b)          Stock Exchange Listing. The shares of NBHC Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)          S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

(e)          Regulatory Approvals. All regulatory authorizations, consents, orders or approvals (i) from the Federal Reserve Board, the TDB and the CDB and (ii) set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would have a Material Adverse Effect on NBHC or the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”). No Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2          Conditions to Obligations of NBHC. The obligation of NBHC to effect the Merger is also subject to the satisfaction, or waiver by NBHC, at or prior to the Effective Time, of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Vista set forth in (i) Sections 3.2(a), and 3.9(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 3.1(a), 3.1(b) (with respect to Vista Bank only), 3.2(c) (with respect to Vista Bank only), 3.2(d), 3.3(a) and 3.8 (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Vista set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Vista.

(b)          Performance of Obligations of Vista. Vista shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          Tax Opinion. NBHC shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to NBHC, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of NBHC and Vista reasonably satisfactory in form and substance to such counsel.

(d)          FIRPTA Certificate. NBHC shall have received from Vista a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter, which shall state that shares of capital stock of Vista do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying NBHC’s obligations under Treasury Regulations Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such notification letter, Vista shall have provided to NBHC, as agent for Vista, a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) along with written authorization for NBHC to deliver such notice form to the IRS on behalf of Vista upon the Closing.

(e)          Employment Agreements. Each of the persons set forth in Section 7.2(e) of the Vista Disclosure Schedule shall have entered into an Employment Agreement with NBHC and/or NBH Bank and such agreements shall remain in full force and effect.

(f)          Voting Agreements. Each Significant Stockholder shall have entered into a Voting Agreement and such Voting Agreements shall remain in full force and effect.

(g)          Dissenting Shares. Holders of shares of Vista Common Stock representing no more than five percent (5%) of the issued and outstanding shares of Vista Common Stock shall have demanded or be entitled to receive payment of the fair value of their shares as dissenting shareholders under the applicable provisions of the TBOC.

(h)          Officer’s Certificate. NBHC shall have received a certificate signed on behalf of Vista by an executive officer of Vista stating that the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied.

7.3          Conditions to Obligations of Vista. The obligation of Vista to effect the Merger is also subject to the satisfaction or waiver by Vista at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties. The representations and warranties of NBHC set forth in (i) Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 4.1(a), 4.1(b) (with respect to NBH Bank only), 4.2(c) (with respect to NBH Bank only), 4.3(a) and 4.7 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of NBHC set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on NBHC.

(b)          Performance of Obligations of NBHC. NBHC shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          Officer’s Certificate. Vista shall have received a certificate signed on behalf of NBHC by an executive officer of NBHC stating that the conditions specified in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)          Tax Opinion. Vista shall have received the opinion of Squire Patton Boggs (US) LLP, in form and substance reasonably satisfactory to Vista, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of NBHC and Vista reasonably satisfactory in form and substance to such counsel.

Article VIII

TERMINATION AND AMENDMENT

8.1          Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Vista Vote:

(a)          by mutual consent of NBHC and Vista in a written instrument;

(b)          by either NBHC or Vista if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)          by either NBHC or Vista if the Merger shall not have been consummated on or before September 15, 2026 (the “Termination Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided that, notwithstanding the foregoing provisions of this Section 8.1(c), NBHC and Vista may mutually agree in writing to amend the Termination Date to any other date as they mutually agree;

(d)          by either NBHC or Vista (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Vista, in the case of a termination by NBHC, or NBHC, in the case of a termination by Vista, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by NBHC, or Section 7.3, in the case of a termination by Vista, and which is not cured by the earlier of the Termination Date and forty-five (45) days following written notice to Vista, in the case of a termination by NBHC, or NBHC, in the case of a termination by Vista, or by its nature or timing cannot be cured during such period; or

(e)          by NBHC, prior to such time as the Requisite Vista Vote is obtained, if Vista or the board of directors of Vista (i) shall have made an Vista Adverse Recommendation Change or (ii) materially breaches its obligations under Section 6.3 or Section 6.11.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2          Effect of Termination.

(a)          In the event of termination of this Agreement by either NBHC or Vista as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of NBHC, Vista, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.12, this Section 8.2 and Article IX (but in the case of Section 9.13, only in respect of covenants that survive termination) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither NBHC nor Vista shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

(b)

(i)          In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Vista Acquisition Proposal shall have been communicated to or otherwise made known to the board of directors or senior management of Vista or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Vista Meeting) a Vista Acquisition Proposal, in each case, with respect to Vista and (A) (x) thereafter this Agreement is terminated by either NBHC or Vista pursuant to Section 8.1(c) without the Requisite Vista Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by NBHC pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Vista enters into a definitive agreement or consummates a transaction with respect to a Vista Acquisition Proposal (whether or not the same Vista Acquisition Proposal as that referred to above), then Vista shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay NBHC, by wire transfer of same day funds, a fee equal to $15,000,000 (the “Termination Fee”); provided that, for purposes of this Section 8.2(b)(i), all references in the definition of “Vista Acquisition Proposal” to “20%” shall instead refer to “50%”.

(ii)          In the event that this Agreement is terminated by NBHC pursuant to Section 8.1(e), then Vista shall pay NBHC, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).

(c)          Notwithstanding anything to the contrary herein, but without limiting Section 8.2(d) or the right of any party to recover liabilities or damages arising out of the other party’s actual and intentional fraud or willful and material breach of any provision of this Agreement, in the event a Termination Fee is paid to NBHC, the maximum aggregate amount of fees, liabilities or damages payable Vista under this Agreement shall be equal to the Termination Fee (together with any amounts specified in Section 8.2(d)), as applicable, and in no event shall Vista be required to pay the Termination Fee on more than one occasion.

(d)          Vista acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, NBHC would not enter into this Agreement; accordingly, if Vista fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, NBHC commences a suit which results in a judgment against Vista for the Termination Fee or any portion thereof, Vista shall pay the costs and expenses of NBHC (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Vista fails to pay the amounts payable pursuant to this Section 8.2, then Vista shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” as published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Vista pursuant to Section 8.2(b) and this Section 8.2(d) constitute liquidated damages and not a penalty, and, except in the case of actual and intentional fraud or willful and material breach, shall be the sole monetary remedy of NBHC in the event of a termination of this Agreement specified in such applicable section and a Termination Fee is paid to NBHC.

Article IX

GENERAL PROVISIONS

9.1          Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7, and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2          Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Vista Vote; provided, however, that after the receipt of the Requisite Vista Vote, there may not be, without further approval of such shareholders of Vista or NBHC, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

9.3          Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Vista Vote, there may not be, without further approval of such shareholders of Vista or NBHC, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4          Expenses. Except as otherwise expressly provided in this Agreement, including in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5          Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail (provided that no notice is received by the e-mail sender within twelve (12) hours thereafter indicating that such e-mail was undeliverable or otherwise not delivered), (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or one (1) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Vista, to:

Vista Bancshares, Inc.

3100 Monticello Avenue, Ste. 500

Dallas, Texas 75205

Attention:	[***]
E-mail:	[***]

With a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, Ohio 45202
Attention:       James J. Barresi
E-mail:            james.barresi@squirepb.com

and

if to NBHC, to:

National Bank Holdings Corporation
7800 East Orchard Road, Suite 300
Greenwood Village, Colorado 80111

Attention:	[***]
E-mail:	[***]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:       Mark F. Veblen
E-mail:            MFVeblen@wlrk.com

9.6          Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to “Articles,” “Sections,” “Exhibits” or “Schedules,” such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge of Vista” means the actual knowledge of any of the officers of Vista listed on Section 9.6 of the Vista Disclosure Schedule, and the “knowledge of NBHC” means the actual knowledge of any of the officers of NBHC listed on Section 9.6 of the NBHC Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Denver, Colorado or Dallas, Texas are authorized by law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives at least one business day prior to the date hereof, (ii) included in the virtual data room of a party at least one business day prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR at least one business day prior to the date hereof and (e) references to a party’s “shareholders” shall mean its stockholders. The Vista Disclosure Schedule and the NBHC Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7          Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no provision of this Agreement shall require or be interpreted to require, and no disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

9.8          Counterparts. This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.9          Entire Agreement. This Agreement (including the Vista Disclosure Schedule, NBHC Disclosure Schedule and other documents and the instruments referred to herein) together with the Voting Agreements and the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10         Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the board of directors of Vista shall be subject to the laws of the State of Texas).

(b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matters, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.11         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12         Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Vista Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.7, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.13         Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14         Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15         Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NATIONAL BANK HOLDINGS CORPORATION

By:	/s/ G. Timothy Laney
Name: G. Timothy Laney
Title: Chairman and Chief Executive Officer

VISTA BANCSHARES, INC.

By:	/s/ John D. Steinmetz
Name: John D. Steinmetz
Title: President and Chief Executive Officer

BRYAN WICK, solely in his capacity as the Shareholders’ Representative

/s/ Bryan Wick

[Signature Page to Agreement and Plan of Merger]